Exhibit 10.1

ASSET PURCHASE AGREEMENT

By and Between

Sonida ___________, LLC

A DELAWARE LIMITED LIABILITY COMPANY

AS “PURCHASER”

AND

___________ LLC,

A GEORGIA LIMITED LIABILITY COMPANY

AS “SELLER”

FOR THE BENTON HOUSE OF ___________

Dated as of

August 12, 2024

Exhibits

Exhibit	Description
Exhibit A	List of All Portfolio Sellers, Portfolio Purchase Agreements and Portfolio Properties
Exhibit B	Intentionally Left Blank
Exhibit C	Escrow Agreement
Exhibit D	Deed
Exhibit E	Bill of Sale and Assignment
Exhibit F	Owner’s Affidavit
Exhibit G	Assumption Agreement
Exhibit H	Form of Limited Guarantee
Exhibit I	Hold back Escrow Agreement

Schedules

Schedule	Title
Schedule 1.1(a)	Assumed Contracts and Leases
Schedule 1.1(b)	Any Other Specifically Described Assumed Liabilities
Schedule 1.1(c)	Legal Description of Purchased Real Property
Schedule 2.2(c)	Prepaids and Deposits
Schedule 2.2(d)	Included Vehicles
Schedule 2.4(a)	Permitted Title Exceptions
Schedule 3.3	Purchase Price Allocation
Schedule 4.3	Employees to be Hired by Purchaser
Schedule 5.4(n)	Third Party Consents
Schedule 6.3	Material Assets or Rights Not Included in Purchased Property
Schedule 6.5	Execution and Delivery
Schedule 6.6	Contracts and Leases
Schedule 6.7	Residency Agreements and Related Matters
Schedule 6.8	Permits and Licenses
Schedule 6.9	Insurance
Schedule 6.10	Employees, etc.
Schedule 6.11	Benefit Plans
Schedule 6.12	Litigation, etc.
Schedule 6.13	Non-Compliance with Laws
Schedule 6.14	Financial Statements
Schedule 6.16	Environmental Matters
Schedule 6.19	Third Party Consents
Schedule 6.20	Government Approvals
Schedule 7.3	Purchaser Consents
Schedule 7.4	Purchaser Licenses and Permits

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 12th day of August, 2024 (the “Effective Date”), by and between Sonida _________, LLC, a Delaware limited liability company (“Purchaser”) ___________ LLC, a Georgia limited liability company (“Seller”).

RECITALS:

Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, the assets, properties and business of Seller set forth herein, consisting of the Purchased Property described herein.

Simultaneous with the execution of this Agreement, Purchaser has entered into similar agreements with other sellers affiliated with Seller through partial common ownership and common management (referred to collectively, including Seller, as the “Portfolio Sellers”) for the purchase of other senior housing communities (such other purchase agreements, together with this Agreement, are referred to collectively as the “Portfolio Purchase Agreements,” and the respective properties to be purchased and sold pursuant to the Portfolio Purchase Agreements, including the Purchased Property, are referred to collectively as the “Portfolio Properties”). Except as otherwise agreed in writing by Purchaser and Seller, Purchaser and Seller intend for the closing of the purchase and sale of the Purchased Property under this Agreement to be contingent upon the closing of the purchase and sale of each of the other Portfolio Properties. Exhibit A to this Agreement contains a list of the Portfolio Purchase Agreements, the respective Portfolio Sellers and the Portfolio Properties.

This Agreement sets forth the terms and conditions to which the parties have agreed.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1

DEFINITIONS AND

CERTAIN RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following capitalized terms shall have the meanings specified in this section. Other terms are defined in the text of this Agreement, and throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Adjustments” shall have the meaning set forth in Section 3.1(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Assumed Contracts and Leases” are those contracts, leases and agreements and other revenue sharing arrangements agreed to be assumed by Purchaser which are listed on Schedule 1.1(a), to be attached hereto pursuant to Section 2.7 to the extent assignable and for which applicable third party consents have been obtained by Seller or waived by Purchaser.

“Assumed Liabilities” are (i) all of Seller’s obligations and liabilities under the Assumed Contracts and Leases which arise or accrue at any time after 11:59 PM on the Closing Date; (ii) all of Seller’s obligations with respect to accrued vacation, sick pay and bonuses for employees to the extent of Purchaser’s obligations pursuant to Section 4.3(a); (iii) the Prepaids and Deposits listed on Schedule 2.2(c); and (iv) the other liabilities, if any, listed on Schedule 1.1(b).

“Bill of Sale and Assignment” shall have the meaning set forth in Section 5.4(b).

“Business” is the community residential care facility known as Benton House of ___________ operated by Seller in ___________, ___________ and consisting of the Purchased Property.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning set forth in Section 5.1.

“COBRA” shall have the meaning set forth in Section 2.6.

“Confidentiality Agreement” shall mean that agreement by Sonida Acquisition, LLC with Newmark & Company Real Estate, Inc. dated April 15, 2024.

“Deed” shall have the meaning set forth in Section 2.4.

“Disclosure Schedules” shall have the meaning set forth in Section 4.9.

“Effective Date” shall have the meaning set forth in the Preamble.

“Earnest Money” shall have the meaning set forth in Section 3.1(b).

“Employees” shall have the meaning set forth in Section 6.10.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1802, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., or any other similar federal, state, local or other governmental legislation, statute, law, code, rule, regulation or ordinance identified by its terms as pertaining to the protection of the environment, including laws relating to the treatment, storage or disposal of Hazardous Substances, in each case as in effect on the Effective Date.

“ERISA” shall have the meaning set forth in Section 6.11(a).

“Escrow Agent” shall have the meaning set forth in Section 3.1(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.6.

“Excluded Property” shall have the meaning set forth in Section 2.3.

“Financial Statements” shall have the meaning set forth in Section 6.14.

“Fraud” shall mean an intentional false statement of a material fact made intentionally by Seller in ARTICLE 6 or by Purchaser in ARTICLE 7, in either case made with actual knowledge that such statement was false, and upon which the other party reasonably relies and suffers material loss as a result of such reliance. Fraud shall not include negligent fraud, constructive fraud or any other form of common law or statutory fraud that does not include as an element conscious intent and knowledge of falsehood.

“Hazardous Substance” means petroleum, including crude oil or any product or byproduct thereof, flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, any material containing polychlorinated biphenyls, and any of the substances defined as “hazardous substances” or “toxic substances” or otherwise identified and regulated under any Environmental Laws.

“HIPAA” shall have the meaning set forth in Section 4.1(c).

“HSR Act” shall have the meaning set forth in Section 4.7.

“IRC” means the Internal Revenue Code of 1986, as amended, and any regulations or guidance issued thereunder.

“Indemnification Cap” shall have the meaning set forth in Section 8.3(a).

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(b).

“Indemnity Period” shall have the meaning set forth in Section 8.3(a).

“Initial Commitment” shall have the meaning set forth in Section 2.4(a).

“Lien” means any mortgage, deed to secure debt, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

“Losses” shall have the meaning set forth in Section 8.1.

“Material Adverse Change” means any occurrence between the Effective Date and the Closing Date which results in, or is reasonably likely to result in, a material adverse change in the assets, financial condition, or results of operations of the Business, taken as a whole and shall include without limitation a decrease in percentage occupancy of ten percentage points or more from the percentage occupancy of the Business on the Effective Date; provided, however, that none of the following shall in any event be deemed a Material Adverse Change: (i) any change made pursuant to the terms of this Agreement or with Purchaser’s express written consent; or (ii) changes affecting the national or regional economy or Seller’s industry generally, to the extent such changes do not have a materially disproportionate effect of the Business compared with similarly situated businesses.

“PEO” means Alphastaff, a professional employer organization with whom Seller or PSLG has entered into an agreement covering one or more employees or workers providing services to the Business.

“Permits and Licenses” shall have the meaning set forth in Section 6.8.

“Permitted Encumbrances” means (i) liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings and which are satisfied or discharged of record at or prior to Closing; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business which are not overdue for a period in excess of the period after which a lien attaches or which are being contested in good faith and by appropriate proceedings and which are satisfied or discharged of record at or prior to Closing, and (iii) the Permitted Title Exceptions.

“Plans” shall have the meaning set forth in Section 6.11(a).

“Portfolio Properties” shall have the meaning set forth in the Recitals.

“Portfolio Purchase Agreements” shall have the meaning set forth in the Recitals.

“Portfolio Sellers” shall have the meaning set forth in the Recitals.

“Prepaids and Deposits” shall have the meaning set forth in the Section 2.2(c).

“Proration Schedule” shall have the meaning set forth in Section 3.4(a).

“Proration Time” shall have the meaning set forth in Section 3.4(a).

“PSLG” means PSLG, LLC, a Georgia limited liability company.

“PSLG Management” means PSLG Management, LLC, a Georgia limited liability company.

“Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Purchased Personal Property” is the Purchased Property other than the Real Property, including intangible Purchased Property.

“Purchased Property” is the property of Seller to be sold to Purchaser pursuant to this Agreement as set forth in Section 2.2 hereof.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnification Cap” shall have the meaning set forth in Section 8.3(b).

“Purchaser Threshold” shall have the meaning set forth in Section 8.3(b).

“Purchaser’s Representatives” means Purchaser’s directors, officers, affiliates, accountants, advisors, lawyers, consultants, potential debt and equity financing sources, investors, potential investors, and agents.

“Real Property” means the land located in    ,    , more particularly described on Schedule 1.1(c) attached hereto and the buildings, fixtures, structures, and improvements thereon, and all easements and rights of way serving or benefiting such property.

“Residency Agreement” means any agreement between Seller and an individual contracting for such individual’s residency at the Business or for adult day care services or other caretaking services.

“Scheduled Closing Date” shall have the meaning set forth in Section 5.1.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Plans” shall have the meaning set forth in Section 6.11(a).

“Seller Threshold” shall have the meaning set forth in Section 8.3(a).

“Seller’s Knowledge” means the actual (and not imputed) knowledge of Kyle Diekmann, Mike Allard and David Hubble, following reasonable inquiry of and consultation with Ellen Bowers, the Executive Director of the Business, in connection with the execution of this Agreement, the preparation of Schedules to this Agreement and prior to Closing.

“Title Company” shall have the meaning set forth in Section 2.4(a).

“Title Policy” shall have the meaning set forth in Section 2.4(a).

“WARN Act” means the U.S. federal Worker Adjustment and Retraining Notification Act, all rules and regulations promulgated thereunder, and any similar state laws, statutes or ordinances.

Section 1.2 Certain Additional Definitions. For purposes of this Agreement:

“herein,” “hereunder,” “hereof,” “hereinbefore,” “hereinafter” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which such word is used, and references to “this article,” “this section,” “this paragraph,” “this subparagraph” or similar references to a specific part of this Agreement shall refer to the particular article, section, paragraph, subparagraph or specific part in which such reference appears;

“party” or “parties” means each or all, as appropriate, of the entities who have executed and delivered this Agreement, each permitted successor or assign of a party, and when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of a party; and

“person” means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity, including any that is a governmental authority.

Section 1.3 Rules of Construction. For purposes of this Agreement:

(a) “including” and any other words or phrases of inclusion shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive or non-characterizing illustrations as if the words “without limitation” were following the term “included” or “including”; “copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete;

(b) “shall,” “will,” and “agrees” are mandatory, and “may” is permissive;

(c) titles and captions of or in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions;

(d) whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender;

(e) each Exhibit and Schedule referred to in this Agreement and each attachment to any of them or this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it; and

(f) every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto, regardless of which party was more responsible for the preparation of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF THE BUSINESS

Section 2.1 Sale of Purchased Property. Subject to the provisions of this Agreement, Seller shall sell the Purchased Property to Purchaser, free and clear of all Liens and liabilities whatsoever, except for the Assumed Liabilities and the Permitted Encumbrances.

Section 2.2 Purchased Property. The Purchased Property shall include all the assets of Seller used in, arising from or related to the Business as of the Closing Date other than Excluded Property, including the following:

(a) all inventory and supplies on hand at the Business on the Closing Date (including food, beverages, office and kitchen supplies, pharmaceuticals, medical supplies, linens and similar items utilized in the business);

(b) all of Seller’s right, title and interest in and to the Assumed Contracts and Leases, to the extent assignable;

(c) all pre-paid amounts paid by a resident pursuant to any Residency Agreement for or attributable to the periods from and after the Closing Date as well as any security deposits paid to Seller as of the Closing Date under the Residency Agreements together with any interest thereon to the extent such interest is or may be payable to the residents (or their respective representatives, successors, heirs or assigns) at any time following the Closing Date each as more particularly listed on Schedule 2.2(c) (collectively “Prepaids and Deposits”);

(d) all of Seller’s tangible personal property, including without limitation equipment, furniture, fixtures, signage, computer equipment and the vehicles listed in Schedule 2.2(d) attached hereto, used in, arising from or related to the Business as of the Closing Date;

(e) the Real Property as more particularly described on Schedule 1.1(c) attached hereto;

(f) subject to applicable laws and regulations, all transferable licenses, permits, certificates, approvals, and other governmental or regulatory authorizations necessary for or incident to the ownership or operation of the Purchased Property in the manner in which they are owned and operated by Seller as of the Effective Date;

(g) all original books, records, accounts, files, logs, ledgers, journals, and other documents and other materials of Seller (or copies thereof) including any electronic data stored on disc, tape or other electronic format relating to the ownership, use, operation or management of the Business, to the extent within the possession or control of Seller or PSLG (although Seller may retain copies thereof for the preparation of tax returns, compliance with applicable laws, and other business purposes);

(h) all marketing and promotional materials in Seller’s or PSLG’s possession or control, which relate exclusively to the Business or exclusively to the Portfolio Properties, if any, or the services they provide, to the extent of Seller’s or PSLG’s rights in such materials, including without limitation brochures, renderings, photographs and signage (although Seller may retain copies thereof for compliance with applicable laws); provided that to the extent any such materials refer to the name “Benton House”, Purchaser’s use of such materials shall be restricted as described in Section 4.10;

(i) all warranties and guarantees regarding the installation, application, manufacture, composition and/or inspection of the Purchased Property, and all other manufacturer and third-party warranties and guarantees relating to any of the Purchased Property, to the extent such warranties and guarantees remain in effect and are assignable by Seller;

(j) all telephone and facsimile numbers of the Business;

(k) all records of all residents at the Business in occupancy on the Closing Date in the possession or control of Seller or PSLG, to the extent transfer to Purchaser is not legally restricted, and subject to Section 10.1;

(l) all intangible personal property of Seller, including all registrations, applications and licenses therefor, that is not specifically included in the Excluded Property, to the extent assignable and for which any third party consents required for such assignment have been obtained;

(m) all rights in and to any claims or causes of action to the extent they are in the nature of enforcing a guaranty, warranty, or a contract obligation regarding construction or to complete improvements, make repairs, or deliver services to the Purchased Property, in each case to the extent assignable, other than (i) claims for damages or other monetary loss incurred by Seller prior to the Closing Date and (ii) claims relating to Excluded Liabilities or Excluded Property; and

(n) any other tangible or intangible assets, property or rights of any kind or nature not otherwise described above in this Section 2.2 and now owned or hereafter acquired between the Effective Date and the Closing Date by Seller and used in connection with the operation of the Business (other than Excluded Property and rights relating solely to the Excluded Liabilities).

To the extent any of the foregoing Purchased Property is available in electronic format, Seller shall provide Purchaser with same in such electronic format, in addition to physical copies of same.

Section 2.3 Excluded Property “Excluded Property” means the following property and assets, which although they may currently form part of the Business, are excluded from the Purchased Property:

(a) cash, cash equivalents or other investments (other than the Prepaids and Deposits);

(b) Seller’s accounts receivable for rent or services provided prior to 11:59 p.m. on the Closing Date;

(c) Seller’s operating agreement, minute books, membership ledgers and income tax records;

(d) any rights to the name “Benton House” and all rights related to any state or federal trademark or service mark rights, registrations, applications or goodwill with respect to the “Benton House” name, marks, stylized logos or any derivations thereof as well as the “bentonhouse.com” domain name and any Facility email addresses under the bentonhouse.com domain name;

(e) any rights to operational handbooks, software, architectural plans or other tangible or intangible property of PSLG LLC or PSLG Management, pursuant to the terms of the Management Agreement between PSLG Management and Seller or pursuant to Seller’s operating agreement; provided that Seller or PSLG will provide Purchaser a copy of any architectural plans in Seller’s possession for Purchaser’s internal use only, including expansion, reconstruction or repair of the Purchased Property and with no license for use of such plans or derivative works at any other location;

(f) any rights of Seller with respect to federal, state or local tax refunds or credits;

(g) the Seller Plans, the assets and insurance policies relating to the Seller Plans, and any records relating thereto;

(h) all contracts of insurance and claims and interests in any insurance, insurance claims, escrows, revenues or right to indemnity from third parties or other rights relating to the Excluded Liabilities;

(i) Seller’s rights and interests under this Agreement;

(j) security deposits and utility deposits, to the extent not added to the Purchase Price at Closing pursuant to Section 3.2, and any refunds due to Seller from PEO relating to periods ending on or prior to the Closing Date; and

(k) all contracts, leases and agreements and other revenue sharing arrangements that are not Assumed Contracts and Leases.

Section 2.4 Real Property Title and Surveys At Closing, Seller agrees to convey insurable fee simple title to the Real Property to Purchaser by limited warranty deed (the “Deed”), subject only to the Permitted Encumbrances. The legal description of the Real Property to be contained in the Deed shall be the same legal description attached hereto as Schedule 1.1(c) less and except any conveyances for right of way or easement purposes as may be disclosed in Purchaser’s Initial Commitment, which legal description may be changed if mutually agreed by Purchaser and Seller. In the event Purchaser’s Survey discloses a legal description different than that attached in Schedule 1.1(c), Seller shall provide a quitclaim deed based on such Survey legal description.

(a) Purchaser has obtained, at Purchaser’s expense, from Kensington Vanguard National Title Service (Joe Grant) (“Title Company”), a title policy commitment (the “Initial Commitment”) for an owner’s title insurance policy (the “Title Policy”) evidencing that Seller is vested with fee simple title to the Real Property, free and clear of all liens, encumbrances, exceptions or qualifications whatsoever save and except for those exceptions specified in Schedule B. Section 2 of the Initial Commitment.

(b) Notwithstanding anything in this Agreement to the contrary, Seller covenants and agrees that at or prior to Closing, Seller shall (i) pay in full and cause to be canceled and discharged or otherwise bond and discharge as liens against the Purchased Property all mechanics’, materialmen’s, repairmen’s, contractors’, broker’s or other similar Liens which encumber the Purchased Property as of the date hereof which (A) existed prior to the date

Seller acquired the Purchased Property or (B) were created by, through or under Seller or which may be filed against the Purchased Property after the date hereof created by, through or under Seller; and on or prior to the Closing Date, Seller shall (ii) pay in full all past due ad valorem taxes and assessments of any kind which constitute or may constitute a lien against the Purchased Property which are due and payable, and (iii) pay in full or cause to be canceled and discharged all security deeds or other security instruments encumbering the Purchased Property, and all judgments which have attached to and become a lien against the Purchased Property which (A) existed prior to the date Seller acquired the Purchased Property or (B) are filed against Seller. In the event Seller fails to cause such liens and encumbrances to be paid and canceled at or prior to Closing, Purchaser shall be entitled to pay such reasonable amount to the holder thereof as may be required to pay and cancel same, and to credit against the Purchase Price the amount so paid.

(c) Purchaser may obtain, at Purchaser’s cost, a new survey of all of the Real Property (the “Survey”). A copy of the Survey shall be furnished to Seller contemporaneously with its delivery to Purchaser. Purchaser may obtain, at Purchaser’s expense, zoning reports, state and local UCC searches, fixture searches, federal and state tax liens searches, local and federal litigation searches, judgment liens searches and bankruptcy searches with respect to Seller and such other persons or entities as Purchaser deems appropriate in such jurisdictions as Purchaser deems necessary and appropriate (collectively, the “Search Reports”). If the Title Commitment, the Survey and/or the Search Reports (collectively, the “Title Evidence”) disclose any claims, liens, exceptions, encumbrances or conditions that are not acceptable to Purchaser, Purchaser may within ten (10) days following the Effective Date or within ten (10) days following the date that such Title Evidence is made available to Purchaser or within ten (10) days of items (ii) below occurring deliver one or more notices (each a “Title Objection Notice”) to Seller specifying any lien, claim, encumbrance, restriction, covenant, condition, exception to title or any other matter not otherwise specifically enumerated in Section 2.4(b) (“Alleged Defects”): (i) that is evidenced by the Title Evidence available on the Effective Date or available subsequent to the Effective Date or (ii) that first arises, or is first disclosed to Purchaser, subsequent to the delivery of the applicable item of Title Evidence to Purchaser, and that renders title unacceptable to Purchaser. Seller shall be obligated to advise Purchaser in writing (“Seller’s Cure Notice”) within ten (10) days after Purchaser delivers a timely Title Objection Notice, which (if any) of the Alleged Defects specified in the applicable Title Objection Notice Seller is willing to cure (the “Seller’s Cure Items”). If Seller delivers a Seller’s Cure Notice identifying any Seller’s Cure Items, Seller shall be unconditionally obligated to cure and remove (by endorsement or otherwise, in form and substance reasonably acceptable to Purchaser) the Seller’s Cure Items prior to the Closing. In the event that Seller delivers a Seller’s Cure Notice identifying any Seller’s Cure Items, but Seller then fails to cure and remove (by endorsement or otherwise in form and substance reasonably acceptable to Purchaser) such Seller’s Cure Items prior to Closing, or in the event a newly discovered Alleged Defect is found after the Effective Date to which Purchaser has not consented, Purchaser may, in its sole discretion, elect to (a) terminate this Agreement by delivering written notice thereof to Seller on or prior to Closing; or (b) elect to proceed to Closing with title to the Real Property as it then is, with the right to deduct from the Purchase Price a sum equal to the total amount necessary to cure and remove (by endorsement or otherwise, in form and substance reasonably acceptable to Purchaser) the Seller’s Cure Items. In the event that Seller fails to timely deliver a Seller’s Cure Notice

(which failure shall not be deemed to constitute a Seller default hereunder), or in the event that a Seller’s Cure Notice (specifying Seller’s Cure Items) does not include all of the Alleged Defects specified in each Title Objection Notice, then Purchaser may, in its sole discretion and by delivering written notice to Seller within ten (10) days after receipt of the Seller Cure Notice or the last day on which Seller could have provided a Seller Cure Notice (but did not), (A) terminate this Agreement or (B) proceed to Closing, accepting title to the Real Property subject to those Alleged Defects not included in Seller’s Cure Notice. If Purchaser terminates this Agreement in either situation provided above, Purchaser shall be entitled to a return of the Earnest Money. For purposes of this Agreement, the term, “Permitted Title Exceptions,” shall mean both (i) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions to title, other than the items set forth in Section 2.4(b), that are set forth in the Title Evidence, but not objected to by Purchaser in a Title Objection Notice; and (ii) any Alleged Defects to which Purchaser objects by delivery of a Title Objection Notice, but Seller does not timely elect to convert such Alleged Defects to Seller’s Cure Items, and Purchaser nevertheless elects to accept by proceeding to close pursuant to (B) above. Except for those title defects which Seller is expressly obligated to cure pursuant to Section 2.4(b), Seller shall have no obligation to cure any title defects unless it expressly agrees to do so pursuant to a Seller Cure Notice.

(d) Seller has not granted any license, lease, easement or other right relating to the use or possession of the Real Property, (except (i) the Residency Agreements in effect on the Effective Date; or (ii) as may be set forth in the Title Commitment), and Seller agrees that it shall not grant any such right prior to Closing without the prior written approval of Purchaser, other than new Residency Agreements and renewal of Residency Agreements in the ordinary course of business.

Section 2.5 Assumed Liabilities.

Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser shall assume and agrees to pay, perform or discharge only the Assumed Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume any of Seller’s debts, obligations or liabilities, of any kind or nature, including without limitation any civil claims or other legal proceedings or legal or regulatory investigations or actions arising out of or during Seller’s ownership, use, operation or management of the Business or any of the Purchased Property or the Excluded Property, all of which Seller shall pay, perform and discharge when due. Nothing in this Section 2.5 shall be deemed to preclude either party from contesting any liability or obligation in good faith through the appropriate process.

Section 2.6 Excluded Liabilities.

All of Seller’s debts, obligations and liabilities, other than the Assumed Liabilities, including any liability, obligation, claim, action, suit, or proceeding pending as of the Closing Date, or any subsequent liability, obligation, claim, action, suit, or proceeding arising out of or relating to any such event occurring on or prior to the Closing, with respect to the ownership or operation of its businesses on or prior to the Proration Time, including, without limitation, any obligation of Seller for compliance with applicable federal, state, county, and local tax laws or regulations, including the obligations under such laws for the payment of taxes and the filing of tax returns, under Part 6 of Title I of ERISA and Section 4980B of the IRC, as amended (commonly known as “COBRA”), the Seller Plans, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, the Family and Medical Leave Act, or state worker’s compensation and unemployment compensation laws, as now or hereafter amended, are collectively referred to herein as the “Excluded Liabilities;” provided, however, that third party actions commenced following the Closing under the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et. seq. or similar state law (collectively, the “ADA Laws”) seeking remedial action with regard to the Purchased Property, shall not be deemed an Excluded Liability and Seller shall have no liability with respect to any such action.

Section 2.7 Contracts, Leases and Agreements.

By not later than the Effective Date, Seller shall have provided copies or otherwise made available to Purchaser all contracts, leases and agreements or other revenue sharing arrangements , whether or not assignable or transferrable, related to or concerning the Business, all of which have been listed on Schedule 6.6 (except Residency Agreements, which are listed on Schedule 6.7). Purchaser shall have until ten (10) business days after the Effective Date to notify Seller of which contracts, leases, agreements and arrangements Purchaser is willing to assume and Purchaser shall provide Seller with a list of such contracts, leases, agreements and arrangements which shall be added as Schedule 1.1(a). If subsequent to the Effective Date any such contract, lease, agreement or arrangement not provided to Purchaser by the Effective Date is identified, Purchaser shall have ten (10) business days after such identification to decide whether or not to assume such contracts, lease, agreement or arrangement and if Purchaser agrees to assume, to add to Schedule 1.1(a).

ARTICLE 3

PURCHASE PRICE; PAYMENT OF PURCHASE PRICE; ALLOCATION

Section 3.1 Purchase Price and Earnest Money.

(a) Purchase Price. Subject to any adjustments and prorations expressly provided for in this Agreement, including those described in Section 3.4. (collectively, “Adjustments”), the purchase price (the “Purchase Price”) for the Purchased Property shall be a total ___________ and 00/100 U.S. Dollars ($___________).

(b) Earnest Money. The parties acknowledge that within three (3) business days after Effective Date, Purchaser shall deliver to the Title Company (the “Escrow Agent”) ___________ and 99/100 U.S. Dollars ($___________). The amounts deposited with Escrow Agent pursuant to this Section 3.1(b) shall be referred to as the “Earnest Money.” The Escrow Agent shall hold the Earnest Money in a non-interest bearing account pursuant to an escrow agreement in the form attached hereto as Exhibit C. If Purchaser fails to deposit the Earnest Money within the time period required herein, Seller may terminate this Agreement by written notice to Purchaser.

(c) The Earnest Money shall be paid and returned to Purchaser if this Agreement is terminated prior to Closing (i) due to a Seller default hereunder or (ii) as provided in Section 2.4(c), Section 4.9, Section 10.11 or Section 10.12, or (iii) the conditions to Purchaser’s obligations set forth in Section 5.3 are not satisfied, in each case upon proper written demand of Purchaser to Seller and the Escrow Agent stating the reason for such termination, the Seller default that gave rise to such termination and referencing the section of this Agreement providing Purchaser with the right to terminate. Upon receipt of such written demand by Seller, Seller and Purchaser shall direct the Escrow Agent in writing, to pay and disburse the Earnest Money immediately to Purchaser (whereupon this Agreement shall terminate and neither party shall have any further rights or obligations hereunder, except as otherwise expressly provided herein).

(d) The Earnest Money shall be paid to Seller: (i) at the Closing, should the Closing occur, in partial satisfaction of the Purchase Price as provided in Section 3.2(b) hereof; or (ii) as liquidated damages (and not as a penalty) if this Agreement is terminated prior to Closing for any reason other than those described in Section 3.1(c)(i), Section 3.1(c)(ii) or Section 3.1(c)(iii). In each such instance, Seller and Purchaser shall direct the Escrow Agent, in writing, to pay and disburse the Earnest Money immediately to Seller (whereupon this Agreement shall terminate and neither party shall have any further right or obligations hereunder, except as otherwise expressly provided herein).

(e) Notwithstanding the foregoing, if this Agreement terminates automatically pursuant to Section 5.6(c) due to termination of another Portfolio Purchase Agreement, then the Earnest Money shall be disbursed in the same manner as required under the terminated Portfolio Agreement that triggered the automatic termination of this Agreement (i.e., if the earnest money deposited under the terminated Portfolio Agreement triggering termination of this Agreement is required to be paid to Purchaser, the Earnest Money hereunder will be paid to Purchaser, and if the earnest money under the terminated Portfolio Agreement is required to be paid to the applicable Portfolio Seller, the Earnest Money hereunder will be paid to Seller).

Section 3.2 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser, at Closing, as follows:

(a) ___________ and 00/100 U.S. Dollars ($___________) as adjusted for any prorations pursuant to Section 3.4 below, and credits and additions described in Section 3.2(b) below, shall be paid at Closing by wire transfer in accordance with wire instructions provided by Seller at least three (3) business days before Closing.

(b) Purchaser shall receive a credit against payment of the Purchase Price by the amount of (i) the Earnest Money, (ii) the amounts of accrued vacation, bonus and sick pay amounts included in the Assumed Liabilities, (iii) unless otherwise paid by Seller, the amounts to be paid by Seller under Section 4.5(b) of this Agreement and (iv) any other provision herein allowing Purchaser to credit a payment against the Purchase Price. If, at Purchaser’s request or due to requirements of the deposit holder, Seller leaves any of Seller’s security deposits or utility deposits in place following Closing, then the amount of any such security deposit or utility deposit shall be added to the Purchase Price and paid to Seller pursuant to Section 3.2(a).

(c) Purchaser shall assume the Assumed Liabilities.

Section 3.3 Allocation of Purchase Price. The parties acknowledge that the transactions contemplated hereunder must be reported in accordance with Section 1060 of the IRC. The parties shall report the transactions contemplated hereunder for all purposes in accordance with the purchase price allocation set forth on Schedule 3.3 hereto. The parties shall share information and cooperate to the extent necessary to permit the transactions to be properly, timely, and consistently reported.

Section 3.4 Prorations.

(a) All revenues and expenses relating to the Purchased Property shall be prorated between Seller and Purchaser as of 11:59 p.m. on the Closing Date (the “Proration Time”), with revenues and expenses first accruing or relating to the period on or prior to the Proration Time being for the account of Seller and revenues and expenses first accruing or relating to the period after the Proration Time being for the account of Purchaser. Prorations credited to Purchaser shall reduce the Purchase Price and prorations credited to Seller shall increase the Purchase Price at Closing as follows:

(i) unpaid city, state, and county ad valorem taxes for the year in which the Closing occurs and for any prior year not yet paid, based on the ad valorem tax bills for the Purchased Property, if then available for such year, or if not, then on the basis of the ad valorem tax bill for the Purchased Property for the immediately preceding year shall be credited to Purchaser; provided, however, if any such taxes for the year in which the Closing occurs have been paid by Seller, Seller shall receive a prorated credit on such amounts. (If such proration is based on an ad valorem tax bill for the immediately preceding year and should such proration prove to be inaccurate on receipt of the ad valorem tax bill for the Purchased Property for the year of Closing, then either Seller or Purchaser, as applicable, may demand at any time after Closing a payment from the other party in an amount sufficient to correct such malapportionment);

(ii) unpaid sanitary sewer taxes and utility charges, if any, for the period on or prior to the Proration Time shall be credited to Purchaser, provided, however, that Purchaser may elect, prior to Closing, to require that the meters for all utility charges be read and terminated as of midnight on the Closing Date, in which case Seller shall be responsible for and shall pay for all such charges first accruing or relating to the period on or prior to the Closing Date;

(iii) all payment obligations under the Assumed Contracts and Leases first accruing or related to the period on or prior to the Closing Date shall be credited to Purchaser; and

(iv) resident rents and other revenues (including Prepaids and Deposits, if any) first accruing or related to periods after the Closing Date shall be credited to Purchaser.

Purchaser and Seller shall prepare a proposed schedule (the “Proration Schedule”) prior to Closing, including the items listed above and any other items the parties determine necessary. Such Proration Schedule shall include all applicable income and expenses with regard to the Purchased Property. Seller and Purchaser will use all reasonable efforts to finalize and agree upon the Proration Schedule at least two (2) business days prior to Closing.

(b) Seller shall receive all income from the Purchased Property attributable to the period prior to the Proration Time and shall, unless otherwise provided for in this Agreement, be responsible for all expenses of the Purchased Property attributable to the period prior to the Proration Time. In the event Purchaser receives after the Closing Date any payment from a resident specifically identified (including by reference to an invoice number) as for rent due for any period prior to the Proration Time or payment of any other receivable of Seller similarly identified, Purchaser shall forward such payment to Seller. Other payments received from a resident after the Closing Date shall be allocated first to any current balances due Purchaser from such resident with any excess paid over to Seller for any unpaid receivables from the period prior to the Proration Time.

(c) Purchaser shall receive all income from the Purchased Property attributable to the period from and after the Proration Time and shall, except as otherwise provided for in this Agreement, be responsible for all expenses of the Purchased Property attributable to the period from and after the Proration Time. In the event Seller or Seller’s affiliates receive any payment from a resident for rent due (or any other payment due Purchaser) for any period from and after the Proration Time, Seller shall forward such payment to Purchaser.

(d) If Closing is at or near the end of a calendar month, Purchaser may request Seller’s reasonable assistance to collect rents from residents for the next calendar month after Closing where rents are paid by autopayment, by automated clearing house (ACH) or similar payment or draws from bank accounts. If Seller does so assist Purchaser with such collections, Seller shall transfer to Purchaser the amount of such collections by the fifteenth (15th) of such calendar month following Closing or within five (5) business days of collecting such amounts from the applicable residents, whichever is later. Purchaser shall pay or reimburse Seller for any third party out of pocket expense incurred in connection with providing such assistance.

(e) The parties agree that any amounts that may become due under this Section 3.4 shall be paid at Closing as can best be determined. A post-Closing reconciliation of prorated items as well as a final reconciliation of accrued employee vacation, sick pay and bonuses included in the Assumed Liabilities shall be made by the parties within ninety (90) days after Closing and any amounts due at that time shall be promptly forwarded to the respective party to whom such amounts are due in a lump sum payment. Any additional amounts which may become due after such determination shall be forwarded at the time they are received. Any amounts due under this Section 3.4 which cannot be determined within ninety (90) days after Closing (such as, for example, fiscal year-end real estate taxes) shall be reconciled as soon thereafter as such amounts can be determined. Purchaser and Seller agree that each shall have the right to audit the records of the other in connection with any such post-Closing reconciliation. Any payments made pursuant to this Section 3.4 shall be treated as a purchase price adjustment for income tax purposes.

ARTICLE 4

CERTAIN OTHER COVENANTS AND AGREEMENTS

Section 4.1 Inspection and Due Diligence.

(a) Prior to Closing, Purchaser (including its agents and representatives) shall be permitted to inspect the Business and the Purchased Property. Purchaser shall not conduct any drilling, boring, soil testing or other physically intrusive inspections without Seller’s prior written consent. Purchaser shall upon request provide Seller with copies of all Phase I assessment environmental reports promptly following Purchaser’s receipt of same. Seller shall allow Purchaser and its authorized representatives reasonable access upon prior notice, subject to scheduling availability, during normal business hours and until the Closing to Seller’s executive personnel, properties and records, and shall furnish Purchaser and its authorized representatives such information concerning the Purchased Property and the Business as Purchaser reasonably requests. Seller shall have no obligation to prepare any summaries, abstracts, compilations or reports in connection with Purchaser’s investigation that Seller or PSLG does not maintain or compile in the ordinary course of Seller’s or PSLG’s business. For purposes of this Agreement, documents or information shall be deemed to have been “made available” to Purchaser if copies have been delivered or viewed by Purchaser in tangible or electronic form, or if such documents or information have been made available at the Business or on an internet or virtual data site to which Seller has granted Purchaser or its representatives access. Purchaser shall notify Seller in advance of any site visits by Purchaser or its contractors or representatives. All site visits and contacts with Seller personnel shall be coordinated through David Hubble or Seller’s counsel, and Purchaser shall not contact any Seller personnel, residents or service providers directly. Purchaser acknowledges that, prior to entering into this Agreement, Purchaser has conducted and completed to Purchaser’s satisfaction a due diligence review of the Business and Purchased Property, excluding certain title and survey matters as set forth in Section 2.4(c), and that Seller has provided the information and documents requested by Purchaser. Accordingly, the parties acknowledge Seller’s purchase and sale of the Purchased Property hereunder is not subject to any inspection period or due diligence contingency other than in Section 2.4(c) and that Seller’s obligation to close is not subject to any conditions other than those expressly set forth in Section 5.3.

(b) Purchaser shall pay all costs incurred for any such inspections of the Business and the Purchased Property initiated by Purchaser. Purchaser shall indemnify and hold Seller harmless from and against any and all claims for death of or injury to persons or damage to property to the extent arising out of or as a result of the negligent or wrongful acts or omissions of Purchaser, Purchaser’s authorized representatives, or designees of Purchaser pursuant to the provisions of this Section 4.1. Purchaser, as well as its consultants and contractors, shall at Seller’s request provide evidence of sufficient insurance to protect Seller from any losses it might incur as a result of Purchaser’s activities incurred in connection with such inspections.

(c) The parties hereto acknowledge that Seller may possess or have access to certain information subject to the Health Insurance Portability and Accountability Act of 1996 and any regulations promulgated thereunder (“HIPAA”). Notwithstanding any other provision of this Agreement, Seller shall have no obligation under this Agreement to disclose to Purchaser any information which would violate or put Seller in a position of noncompliance with any city, county, state or federal privacy or information security act, law, or regulation or the provisions of HIPAA or which would result in Seller breaching any contractual provisions imposed on Seller with respect to the requirements of HIPAA and/or any such city, county, state, or federal act, law or regulation.

Section 4.2 Conduct of Business Prior to the Closing Date.

Seller covenants and agrees with Purchaser that from the Effective Date hereof through the Closing Date, except as otherwise expressly contemplated in this Agreement, unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) Seller shall, and shall cause PSLG Management in its capacity as manager of the Business to:

(a) Use commercially reasonable best efforts to operate the Business in the ordinary course of business consistent in all material respects with past practice, including (i) incurring expenses consistent in all material respects with Seller’s past practices in the operation of the Business and (ii) using commercially reasonable efforts to preserve the business operations, organization and goodwill of the Business and its relationships with residents, employees, suppliers and other contractors. To the extent the Business and industry in which the Business operates is faced with extraordinary or emergency circumstances, including but not limited to an outbreak of pandemic disease or other natural disaster, the Seller may without Purchaser’s consent take such action (whether or not consistent with past practice) that in Seller’s reasonable business judgment is necessary or prudent to comply with any laws, ordinances, regulations, decrees or emergent industry best practices, to ensure the health and safety of residents and the preservation of the Business.

(b) Operate the Business and otherwise conduct business in all material respects in accordance with the terms or conditions of all applicable licenses and permits, all applicable rules and regulations of the relevant state where the Business is located, and all other rules, regulations, laws, and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Business and all applicable insurance requirements; provided, however, that the foregoing shall not impose on Seller any obligation to make unbudgeted capital improvements or repairs, or to incur any cost or expense in order to comply with any of the foregoing to the extent Seller was not in compliance as of the Effective Date, except to the extent Seller is ordered to do so by a governmental authority having jurisdiction over Seller.

(c) Maintain the books, records, and financial statements for the Business consistent in all material respects with past practices.

(d) Timely comply in all material respects with the Assumed Contracts and Leases.

(e) Not sell, lease, encumber, grant any material rights in or to or otherwise dispose of or otherwise relinquish control of, or agree to sell, lease, encumber, or otherwise dispose of, the Purchased Property in whole or in part except for dispositions of assets that are in the ordinary course of business, and if material, are replaced by similar assets of substantially equal or greater value and utility.

(f) Take commercially reasonable efforts to maintain the Purchased Property in substantially the same condition as it exists as of the Effective Date, except for ordinary wear and tear, in a manner consistent in all material respects with past practices.

(g) Not default on any loans to Seller which are not fully cured or satisfied at or prior to Closing.

(h) Not enter into any Residency Agreements or other material contracts or leases outside the ordinary course of business (other than contracts which impose no material obligation on Purchaser following the Closing); provided that Seller shall provide Purchaser a current rent roll each Monday until Closing with a copy of any new Residency Agreements and contracts entered the prior week;

(i) Not make any alterations or improvements to the Real Property or make any capital expenditure with respect to the Real Property in excess of $25,000 other than those that are currently budgeted for completion, or are required by law, necessary to preserve the coverage under or comply with the terms of any insurance policy with respect to the Business or are in Seller’s business judgment necessary to address emergency conditions or to maintain the goodwill and competitive standing of the Business.

(j) Maintain normal levels of inventory and supplies on hand for the Business (including food, beverages, office and kitchen supplies, pharmaceuticals, medical supplies, linens and similar items utilized in the Business), consistent in all material respects with past practice.

(k) Maintain all current insurance policies covering the Purchased Property and the Business in continuous force through the Closing without any change in policy terms from those in effect on the Effective Date, other than in connection with renewals of any policies expiring during the period between the Effective Date and the Closing Date, with respect to which Seller shall use commercially reasonable efforts to continue coverage on terms and with policy limits that are consistent in all material respects with the coverages and policy limits of the expiring policies or if such renewal is not made, Seller shall so inform Purchaser within three (3) days of knowing that such renewal will not be made.

Section 4.3 Employees; Accrued Vacation, Sick Pay, etc.

(a) Effective upon and following Closing, Purchaser will employ the Employees (as hereinafter defined) of the Business set forth on Schedule 4.3 (“Hired Employees), such Schedule 4.3 to be added as provided herein. On the Effective Date, Seller will provide Schedule 6.10 to Purchaser as provided in Section 6.10. If any Employees are hired by Seller after the Effective Date, Seller shall immediately so inform Purchaser and provide the information set forth in Section 6.10 for any such Employee. Within fifteen (15) days prior to the Scheduled Closing Date, Purchaser shall provide a list to Seller, which list shall be Schedule 4.3 attached hereto, of which Employees Purchaser desires to hire.

(b) Purchaser shall be responsible for all obligations to the Hired Employees with respect to vacation pay, sick pay and bonuses accrued through the Closing Date and shall receive a Purchase Price credit for such amount as described in Section 3.2(b)(ii), subject to final reconciliation pursuant to Section 3.4(d). At or prior to Closing, Seller shall deliver a schedule of accrued vacation, sick pay and bonuses of the Hired Employees through the end of the pay period immediately preceding the Closing Date (if more recent than the amounts reflected on Schedule 6.10). There shall be a clean cut-off of payroll on the Closing Date with respect to the Hired Employees. Seller shall be responsible for, and shall pay at Closing, all salary, wages, and other compensation, accrued with respect to the Employees in connection with the transaction for services rendered to Seller through the Proration Time.

Section 4.4 Confidentiality.

(a) Any and all non-public information of any type or description, including, but not limited to, financial statements and projections of Seller, proprietary or trade secret information, or any information given to Purchaser by Seller in connection with the transactions contemplated by this Agreement, is proprietary to Seller and confidential in nature, and shall be treated as such by Purchaser, except with the prior written consent of Seller and except to the extent enforcement of its terms or applicable law including securities laws require public disclosure. This provision shall not apply following the Closing to any such information pertaining to the Purchased Property or the Business, nor to any information that is or becomes publicly available through no fault of Purchaser. Purchaser shall have the right to disclose any such information to Purchaser’s Representatives and other third parties who need to know such information for the purposes of assisting Purchaser with the negotiation and consummation of this Agreement, provided Purchaser advises such parties of their confidential obligations under this Agreement, and provided Purchaser remains responsible for any violations by such parties.

(b) The terms of this Agreement shall remain confidential, except with the prior written consent of Seller and Purchaser and except for disclosure to Purchaser’s Representatives or to the extent that enforcement of its terms or applicable law including securities laws require public disclosure. Except to the extent that applicable laws including securities laws require public disclosure (including issuing a press release and making disclosure in filings with the Securities and Exchange Commission (“SEC”) in connection with the signing of this Agreement and closing of the transaction contemplated hereby), neither party shall make any public announcement of the transactions contemplated herein without the express written approval of the other party, which approval shall not be unreasonably withheld. This provision will not apply to Purchaser following Closing. Purchaser shall permit Seller to review in advance any press releases or other public announcement regarding this transaction; provided that such requirement shall not apply to any SEC or other securities filings.

(c) Purchaser agrees that promptly upon the termination of this Agreement, whether by mutual termination or otherwise (other than upon Closing), Purchaser shall cause all materials and property (originals and copies) of Seller to be immediately returned to Seller, or, at Purchaser’s election, destroyed provided Purchaser provides written certification of such destruction, provided, that Purchaser shall be entitled to retain such information to the extent required in order to comply with applicable law, regulation, bona fide document retention policy of Purchaser, or any public disclosure obligations promulgated by the SEC applicable to Purchaser, or until any litigation between Purchaser and Seller arising out of the termination of this Agreement has been finally resolved.

(d) This Section 4.4 shall survive the Closing to the extent provided above and shall survive in the event this Agreement is terminated prior to Closing. After the Effective Date, this Section 4.4 shall supersede the Confidentiality Agreement. However, if this Agreement is terminated prior to Closing, the Confidentiality Agreement shall survive according to its terms.

Section 4.5 Expenses and Taxes.

(a) Each party shall pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated by this Agreement.

(b) Notwithstanding the foregoing:

(i) Purchaser and Seller shall each pay 50% of the fees and costs relating to the transfer of motor vehicles included in the Purchased Property and any other transfer taxes applicable to the transfer of personal property;

(ii) Seller shall pay 100% of the real estate transfer tax;

(iii) Purchaser shall pay the costs of recording the Deed and all other filing and recording costs related thereto;

(iv) Seller shall pay the costs of recording any releases of liens that Seller is obligated to release pursuant to Section 2.4 and all other filing and recording costs related thereto;

(v) Purchaser shall pay the premiums attributable to the issuance of the Title Policy;

(vi) Purchaser shall pay the cost of the Surveys;

(vii) Purchaser and Seller shall each pay 50% of the title company escrow and closing charges (provided that if such costs exceed $3,000, Purchaser will pay 100% of the excess); and

(viii) Seller shall pay any person who is entitled to any brokerage commission or finder’s fee in connection with any of the transactions contemplated by this Agreement by reason of any act or omission of Seller, including the fees and commissions due to Newmark & Company Real Estate, Inc., and shall indemnify Purchaser and hold Purchaser harmless against any claims for such commissions or finder’s fees as provided in Section 8.1. Purchaser shall pay any person who is entitled to any brokerage commission or finder’s fee in connection with any of the transactions contemplated by this Agreement by reason of any act or omission of Purchaser and shall indemnify Seller and hold Seller harmless against any claims for such commissions or finder’s fees.

Section 4.6 Exclusivity. During the period from the Effective Date to the Closing Date or termination of this Agreement according to the terms hereof, Seller shall not take any action, directly or indirectly, to solicit, encourage, initiate or engage or participate in discussions or negotiations with, or provide any information to, any party other than Purchaser, concerning a potential transaction involving the purchase and sale of the Business or any of Purchased Property, the purchase and sale of all or substantially all of the ownership interest of Seller, or any transaction similar to the foregoing.

Section 4.7 Consents; Cooperation. Seller will use its reasonable commercial efforts prior to the Closing to obtain all consents that may be required from third parties with respect to the Assumed Contracts and Leases and any of the other Purchased Property and Purchaser shall cooperate therewith. Purchaser shall use its reasonable best efforts to diligently pursue the issuance or transfer of any of the governmental licenses or permits required for Purchaser to operate the Business following the Closing, and Seller agrees to provide reasonable cooperation and assistance to Purchaser in obtaining such licenses and permits. Notwithstanding the foregoing, (i) neither party will be required to pay or commit to pay any amount to (or incur any liability or obligation to) a person or entity from whom or which a consent may be required (other than payment by Seller of past due amounts under Assumed Contracts and Leases or past due taxes, or payment by Purchaser of any fees or other costs imposed by governmental authorities with respect to licenses and permits, or transfer fees, if any, required by the express terms of any Assumed Contracts and Leases) or otherwise enter into or modify any agreement with such person or entity that involves any cost, liability or obligation; provided that if a required consent for Purchaser’s assumption of any Assumed Contracts and Leases is not obtained by the Closing, at Purchaser’s election and upon written notice to Seller, such Assumed Contracts and Leases shall not be assumed by Purchaser and shall remain an obligation of Seller, and (ii) to the extent that the governmental licenses or permits required for Purchaser to operate the Business following the Closing cannot be obtained by Purchaser or its affiliates prior to Closing after exercising their respective reasonable best efforts to obtain same, if permitted by applicable law, Seller and Purchaser agree at Closing to enter into a transition period sublease or similar arrangement in customary and mutually acceptable form for the continued operation of the Business by Seller or its affiliates, as applicable, until the license is obtained. Each of the parties have independently determined, based upon the advice of their own respective counsel, that the pre-merger filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), do not apply to the transactions contemplated under this Agreement. Seller will be responsible for any obligations under any contracts or leases not assumed by Purchaser, including those not listed in Schedule 1.1 (a) and Purchaser elects not to assume due to failure to obtain consents prior to Closing under this Section 4.7.

Section 4.8 Further Assurances. Each party covenants and agrees that, following the Closing, it will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time, at the reasonable request of the other party and without further consideration, all such further instruments and take all such further action as may be reasonably necessary or appropriate to transfer more effectively to Purchaser, or to perfect or record Purchaser’s title to or interest in the Purchased Property or to enable Purchaser to use or otherwise to confirm or carry out the provisions and intent of this Agreement.

Section 4.9 Delivery of Schedules. Any fact or item disclosed on any of the Schedules qualifying Seller’s representations and warranties in Article 6 to this Agreement (the “Disclosure Schedules”) shall be deemed disclosed with regard to all other representations and warranties to which such fact or item may reasonably apply to the extent such disclosure would provide notice to a reasonable person that the information disclosed would also qualify, or constitute an exception to, such other representations and warranties. Seller may from time to time supplement and update such Disclosure Schedules to reflect any changes since the date of delivery of the original Disclosure Schedules or any matters of which Seller first acquires Knowledge following the original delivery date of such Disclosure Schedules. If any such update or supplement contains information that would, in the absence of such update or supplement, have caused the conditions to Closing set forth in Section 5.3(a) or Section 5.3(d) not to be satisfied, Purchaser may within ten (10) days following receipt of such update or supplement, terminate this Agreement upon written notice to Seller, and upon such termination Purchaser shall be entitled to a return of the Earnest Money. If Purchaser fails to exercise its termination right within 10 days with respect to any such update or supplement to a Disclosure Schedule described in the preceding sentence, such update or supplement, together with any update or supplement not subject to the preceding sentence, shall be deemed to amend the Disclosure Schedules for all purposes retroactively to the Effective Date) for all purposes under this Agreement; provided that such updates or supplements shall be disregarded if Seller intentionally omitted such information from the original Disclosure Schedules or any such updates or supplements. Notwithstanding the foregoing, Buyer and Seller acknowledge certain Schedules of the Disclosure Schedules may be incomplete as of the Effective Date and Seller shall deliver the final iteration of such sections of the Disclosure Schedules on or before Friday, August 16, 2024, except for Schedule 6.7 and copies of the Residency Agreements and any amendments, addendums and schedules thereto related to Schedule 6.7, which shall be delivered by Seller on or before Wednesday, August 14, 2024.

Section 4.10 Use of Benton House Name. Purchaser acknowledges that the “Benton House” name and related marks, including any related federal or state trademark or service mark registrations or applications and related goodwill are Excluded Property, the bentonhouse.com domain name and any facility email addresses under the bentonhouse.com domain name are property of PSLG LLC and are not included in the Purchased Property.

ARTICLE 5

CLOSING

Section 5.1 Closing. The Closing of the transactions contemplated by this Agreement shall occur remotely upon the exchange of electronic signatures to the documents contemplated by this Agreement and the other required deliveries of each party hereto described below on September 30, 2024, unless extended by mutual agreement of Purchaser and Seller. The date on which the Closing is scheduled to occur (as such date may be extended from time to time pursuant to this Agreement) shall be the “Scheduled Closing Date” hereunder. The date on which the Closing occurs shall be the “Closing Date” hereunder.

Section 5.2 Conditions to Seller’s Obligations. Except as may be waived in writing by Seller, Seller’s obligation to make its deliveries at the Closing and to effect and consummate the transactions contemplated hereby shall be subject to the following conditions:

(a) Purchaser’s representations and warranties contained in this Agreement, shall be true in all material respects as of the Closing Date (except for representations and warranties made as of a specified date, which shall have been true and correct as of such date with the same effect as though made on such date), and Purchaser shall have executed and delivered to Seller at Closing a certificate confirming the foregoing.

(b) Each of Purchaser’s covenants and agreements contained in this Agreement to be performed at or prior to the Closing shall have been performed in all material respects at or prior to the Closing and Purchaser shall have executed and delivered to Seller at Closing a certificate confirming the foregoing.

(c) Purchaser shall have delivered, and where applicable shall have duly executed, all the documents, certificates and other instruments required to be delivered at Closing in accordance with Section 5.5 or any other express provision of this Agreement;

(d) No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any governmental agency that makes the consummation of the transactions contemplated hereby illegal.

(e) Closing of the purchase of each of the other Portfolio Properties with respect to which the applicable closing date (as defined in the applicable Portfolio Purchase Agreement, as such date may be adjusted subject to the terms thereof) is prior to or contemporaneous with the Closing Date provided herein shall have occurred concurrently with or prior to Closing.

Section 5.3 Conditions to Purchaser’s Obligations. Subject to Section 5.6, except as may be waived in writing by Purchaser, Purchaser’s obligation to make its deliveries at the Closing and to effect and consummate the transactions contemplated hereby shall be subject to the following conditions:

(a) Seller’s representations and warranties contained in this Agreement. shall be true in all material respects as of the Closing Date with the same effect as though made on such date (except for representations and warranties made as of a specified date, which shall have been true and correct as of such date), and Seller shall have executed and delivered to Purchaser at Closing a certificate confirming the foregoing.

(b) Each of Seller’s covenants and agreements contained in this Agreement to be performed at or prior to the Closing shall have been performed in all material respects at or prior to the Closing, and Seller shall have executed and delivered to Purchaser at Closing a certificate confirming the foregoing.

(c) Seller shall have delivered, and where applicable shall have duly executed, all the documents, certificates and other instruments required to be delivered at Closing in accordance with Section 5.4 or any other express provision of this Agreement.

(d) No Material Adverse Change shall have occurred during the period between the Effective Date and the Closing Date.

(e) No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any governmental agency that makes the consummation of the transactions contemplated hereby illegal.

(f) Closing of the purchase of each of the other Portfolio Properties with respect to which the applicable closing date (as defined in the applicable Portfolio Purchase Agreement, as such date may be adjusted subject to the terms thereof) is prior to or contemporaneous with the Closing Date provided herein shall have occurred simultaneously with or prior to Closing.

(g) Purchaser shall have received from the applicable government department responsible for issuing the applicable license(s) formal or informal assurance, to the reasonable satisfaction of Purchaser, that such department shall issue to Purchaser a new license(s) to operate the Facility in the ordinary course and that such new license(s) when issued after Closing shall be effective as of the Closing Date.

(h) If there is a threatened natural disaster (such as a hurricane) pending and, as a result of such threatened natural disaster, Purchaser’s property insurance company will not issue a property insurance policy until such natural disaster is no longer threatened or has already occurred, Closing shall be delayed for up to thirty (30) days until Purchaser’s insurance company will issue the property insurance policy.

Section 5.4 Deliveries by Seller. Seller shall deliver to Purchaser on or before the Closing the following:

(a) The Deed substantially in the form of Exhibit D attached hereto, duly executed by Seller.

(b) A bill of sale and assignment in the form of Exhibit E attached hereto (the “Bill of Sale and Assignment”) with respect to the Purchased Personal Property, duly executed by Seller.

(c) An instrument of assignment by Seller and assumption of the Assumed Liabilities by Purchaser, substantially in the form attached hereto as Exhibit G.

(d) Such further instruments of conveyance and transfer as Purchaser may reasonably require consummating the transactions contemplated by this Agreement to vest all of the Purchased Property in Purchaser and to facilitate the transfer of the Purchased Property from Seller to Purchaser, including the assignment of the Assumed Contracts and Leases, in form and substance reasonably acceptable to Seller and Purchaser.

(e) An Owner’s Affidavit in a form substantially in the form of Exhibit F attached hereto.

(f) Documents releasing or nullifying any title exceptions (or providing reasonable evidence of such release or nullification) (relating to Seller’s Real Property) which Seller is obligated to release or nullify pursuant to Section 2.4(b) and Section 2.4 (c) hereof.

(g) A certified copy of the company resolutions authorizing consummation of this Agreement by Seller and authorizing Seller’s designated member(s) to execute all documents to be delivered by the Seller at Closing as provided herein.

(h) The executed certificates described in Section 5.3(a) and Section 5.3(b).

(i) A completed Form 1099S, or effective equivalent thereof, describing the sale of the Purchased Property.

(j) [Intentionally Omitted]

(k) A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) signed by Seller under penalties of perjury stating Seller’s name, address and US taxpayer identification number and stating that Seller is not a foreign person as defined by Section 1445(f)(3) of the IRC.

(l) A certificate of existence, certified by the Secretary of State of Georgia as of a date which is within fifteen (15) days of Closing, and a certificate from the Secretary of State of ___________ to the effect that the Seller is duly qualified to do business as a foreign limited liability company in the State of ___________.

(m) A rent roll certified by an officer of Seller, for the Business listing each resident as of a date which is within five (5) days prior to the Closing Date, the unit, bed or room number of such resident, and the amount of the monthly fees to be paid by such resident (including room, meal and other applicable monthly fees), the amount of security deposit, if any, date of Residency Agreement and the expiration date of such Residency Agreement, if applicable.

(n) The third party consents, if any, listed on Schedule 5.4(n).

(o) Possession and control of books and records included as part of the Purchased Property whether or not physically located at the Real Property as of the Closing Date.

(p) Termination of the management agreement with PSLG Management.

(q) A closing statement, executed by Seller, conforming to the prorations and other relevant provisions of this agreement.

(r) Seller or PSLG shall arrange for tail coverage for a minimum of two (2) years after the Closing Date on all general liability and professional liability insurance policies (but not any excess policy) to provide continuing substantially equivalent insurance coverage for events occurring prior to the Closing Date and shall provide evidence thereof to Purchaser on the Closing Date. Purchaser, Sonida Senior Living, Inc. and their affiliates shall be listed as certificate holders on all general and professional insurance policies. Seller shall provide to Purchaser the form of the tail coverage insurance policy from an insurer reasonably acceptable to Purchaser at least ten (10) days prior to the Closing Date. Seller shall be responsible to pay any deductible amounts related to any claims made under such tail coverage.

Section 5.5 Deliveries by Purchaser. Purchaser shall deliver to Seller on or before the Closing the following:

(a) The items described in Section 3.2 hereof representing payment of the Purchase Price.

(b) A certified copy of the company resolutions authorizing consummation of this Agreement by Purchaser and authorizing Purchaser’s officers to execute all documents necessary for Closing as provided herein.

(c) An instrument of assignment and assumption of the Assumed Liabilities by Purchaser, substantially in the form attached as Exhibit G.

(d) The executed certificates described in Section 5.2(a) and Section 5.2(b)

(e) A closing statement, executed by Purchaser, conforming to the prorations and other related provisions of this Agreement.

Section 5.6 Non-Fulfillment of Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the following shall apply exclusively if any of the conditions in Section 5.2 and Section 5.3 are not fulfilled as of the Scheduled Closing Date:

(a) If any of the conditions set forth in Section 5.2 have not been fulfilled as of the Scheduled Closing Date, but all the conditions set forth in Section 5.3 have been fulfilled or are capable of being fulfilled on or prior to the Scheduled Closing Date, then Seller shall give Purchaser written notice of such failure, and if such failure is not cured within five (5) days, Seller may terminate this Agreement, in which case the Earnest Money shall be disbursed to Seller as liquidated damages, and Purchaser shall have no further liability to Seller except with respect to the surviving provisions described in ARTICLE 9.

(b) If any of the conditions set forth in Section 5.3 have not been fulfilled as of the Scheduled Closing Date but all the conditions set forth in Section 5.2 have been fulfilled or are capable of being fulfilled on or prior to the Scheduled Closing Date, then Purchaser shall give Seller written notice of such failure, and if such failure is not cured within five (5) days, Purchaser may elect to: (i) proceed with the Closing and waive any such failure for all purposes hereunder; or (ii) terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser and Seller shall have no liability to Purchaser for such failure, except for the surviving provisions described in ARTICLE 9; provided, however that Purchaser may seek specific performance if it elects to proceed with the Closing but does not wish to waive any such failure under Section 5.6(b)(i) and, if the failure to satisfy the conditions set forth in Section 5.3 was a result of Seller’s intentional, bad faith breach of Seller’s obligations hereunder, Purchaser may seek any other legal or equitable rights or remedies available to it under the law.

(c) Notwithstanding anything herein to the contrary, the Purchaser and Seller agree that except as otherwise expressly agreed in writing by Purchaser and Seller, the purchase and sale of the Purchased Property pursuant to this Agreement and the purchase and sale of the other Portfolio Properties pursuant to the other Portfolio Purchase Agreements is an “all or nothing” transaction. Therefore, if either Purchaser or Seller elects to terminate this Agreement pursuant to any provision of this Agreement, such election shall automatically (and without further notice or action on the part of either party) be deemed to be an election to terminate each of the other Portfolio Agreements. If Purchaser’s affiliate party thereto or any other Portfolio Seller elects to terminate any other Portfolio Agreement pursuant to the terms of such Portfolio Agreement, such election shall automatically (and without further notice or action on the part of either party) be deemed to be an election to terminate this Agreement.

Section 5.7 Post-Closing Actions. Seller shall promptly deliver to Purchaser the original of any mail or other communication received by it after the Closing Date pertaining to the Purchased Property or the Business, and any payments to which Purchaser is entitled. Purchaser shall promptly deliver to Seller the original of any mail or other communication received by Purchaser after the Closing Date and addressed to Seller which does not pertain to the Purchased Property or the Business, and any payments to which Seller is entitled.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 6.1 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia and has the requisite power and authority to own, sell, lease and operate its properties and to carry on its businesses as now being conducted. Seller has the company power and authority to execute and deliver this Agreement and to consummate the transactions and perform the obligations contemplated by the Agreement. Seller is qualified to do business as a foreign limited liability company in the State of ___________.

Section 6.2 Valid and Binding Obligations. The execution, delivery and performance of this Agreement and all other agreements and instruments to be executed and delivered by Seller hereunder, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary company action of Seller. This Agreement constitutes, and all instruments required to be executed and delivered by Seller before or at the Closing will constitute, the valid and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms. All persons who have executed this Agreement on behalf of Seller have been duly authorized to do so by all necessary company action of Seller and all persons who execute instruments required to be executed and delivered by Seller before or at the Closing shall have been duly authorized to do so by all necessary company action of Seller.

Section 6.3 Title; Purchased Property Complete. Seller has good title to all Purchased Personal Property, and at the Closing, Seller shall transfer the Purchased Personal Property to Purchaser, free and clear of all Liens except for the Assumed Liabilities and the Permitted Encumbrances. Seller has the unrestricted right to convey and assign the Purchased Personal Property in the manner contemplated hereunder. Seller is the owner in fee simple of the Real Property and Purchaser acknowledges with respect to the Real Property that Purchaser will rely solely upon (i) Seller’s warranties contained herein and in the Deed and (ii) the Title Policy, and except as otherwise expressly set forth herein, that Seller gives no other warranty, express or implied, regarding title to real property. Except for the Excluded Property or as otherwise set forth in Schedule 6.3, the Purchased Property comprises all material assets, rights or property used by Seller in the operation of the Business as currently conducted.

Section 6.4 Taxes and Tax Returns. Seller has filed when due or will file when due in correct form all federal and state income tax returns for all periods ending on or prior to the Closing Date which are required to be filed by Seller on or prior to the Closing Date. Other than extensions to file Seller Plans’ tax returns, there are no agreements by Seller for the extension of time for the assessment of any tax. All federal, state, county and local taxes due and payable by Seller on or before the Effective Date have been paid and any taxes due and payable at any time between the Effective Date through the Closing will be paid prior to Closing, and there are no federal, state or local tax liens pending or threatened against Seller or the Purchased Property. There is no open audit of any of Seller’s federal, state, local income, sales use or property tax returns pending, and Seller has received no notice of the pendency of any such audit or examination. Seller does not hold and has not held a certificate or other authorization issued by any tax collection body for the purpose of avoiding the payment by Seller of sales and use taxes upon Seller’s purchases of goods and services, nor has Seller applied for such a certificate or other authorization.

Section 6.5 Execution and Delivery. Except as set forth in Schedule 6.5, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(a) violate any provisions of the articles of organization or operating agreement of Seller;

(b) violate any contract or agreement relating to borrowed money, or any judgment, order, injunction, decree or award against, or binding upon Seller or upon the property or business of Seller, to the extent such violation would prevent, delay or materially hinder consummation of the transactions contemplated by this Agreement;

(c) result in the creation of any material Lien upon any of the Purchased Property pursuant to the terms of any agreement or instrument to which Seller is a party or by or to which Seller or any of the Purchased Property may be bound, subject or affected;

(d) violate any judgment, order, injunction, decree or award against, or binding upon, Seller or upon the Purchased Property or Business; or

(e) result in any breach, violation, default or cancellation of any contract, agreement, mortgage, deed of trust, or lease to which Seller is a party or by which Seller is bound or the Purchased Property is subject that could have a material adverse effect on the Purchased Property or the operations of the Business.

Section 6.6 Contracts and Leases. Schedule 6.6 hereto sets forth all contracts, leases or agreements and other revenue sharing agreements to which Seller is a party, written or oral, currently in effect that are material to the operation or management of the Business or the ownership and use of the Purchased Property, other than the Residency Agreements described in Section 6.7. Each of such contracts, leases, agreements, and arrangements is in full force and effect in accordance with its terms. Seller has made available to Purchaser true and correct copies of all such contracts, leases, agreements, and arrangements, including all amendments or modifications to same. Seller is not in material breach, default or violation of any of the contracts, leases, agreements, or arrangements and, to Seller’s Knowledge, no other party to any such contract, lease, agreement, or arrangement is in material breach, default or violation thereof. No event has occurred and no condition exists with the passage of time or the giving of notice, or both, would constitute a material default by Seller or, to Seller’s Knowledge, by any other party to any such contract, lease, agreement, or arrangement.

Section 6.7 Residency Agreements and Related Matters. Schedule 6.7 contains a list of all Residency Agreements currently in effect as of the date shown on such Schedule. Each of the Residency Agreements is in full force and effect in accordance with its terms. Seller has made available to Purchaser true and correct copies of all Residency Agreements, including all amendments. addendums or modifications to same. Seller is not in material breach, default or violation of any Residency Agreement and, to Seller’s Knowledge, no other party to any such contract is in material breach, default or violation thereof. Except as otherwise noted on Schedule 6.7, Seller has no obligation with respect to refund of any deposits, interest on deposits or similar obligations with respect to any Residency Agreement. Except as indicated on the standard form of Residency Agreement made available to Purchaser prior to the Effective Date or as otherwise required by state law, all Residency Agreements are terminable by the respective residents thereunder on thirty (30) days’ notice or less. Except as otherwise noted on Schedule 6.7, no Residency Agreement provides for services to a resident for the remainder of such resident’s life, contains any type of rate lock or rate guaranty for more than one (1) year, or has any terms, conditions or provisions to be in force in excess of one (1) year.

Section 6.8 Permits and Licenses. Schedule 6.8 contains a complete list of all material governmental permits, licenses, certificates and authorizations held by Seller that relate to the ownership, use, operation or management of the Purchased Property or the Business (the “Permits and Licenses”). Seller has made available to Purchaser true and correct copies of all Permits and Licenses. The Permits and Licenses are all licenses, permits, certifications and authorizations required or necessary in all material respect to use and operate the Business as currently conducted by the Seller. The Permits and Licenses are in full force and effect, and have not been revoked or rescinded, nor to Seller’s Knowledge has any governmental agency or authority threatened to revoke or rescind any such Permit or License. To Seller’s Knowledge, Seller is using, operating and managing the Business and the Purchased Property in compliance in all material respects with the terms and conditions of the Permits and Licenses, and except as noted in periodic inspection or survey reports by agencies having jurisdiction over Seller, copies of which have been made available to Purchaser, or are in Schedule 6.8, Seller has received no written notice of any uncured deficiency or violation of any such term or condition from any applicable government body or agency.

Section 6.9 Insurance. Schedule 6.9 lists all of Seller’s policies of property and casualty insurance and liability insurance currently in effect and covering the Business and the Purchased Property, copies of which have been made available for review by Purchaser. Each such policy currently is in full force and effect.

Section 6.10 Employees. Schedule 6.10 contains a complete and correct list of employees who perform services for the Business as of July 31, 2024 (whether as employees of Seller, PEO, or both), including their respective positions, pay rates, bonus arrangements (if any), dates of hire, and accrued vacation and sick pay as of July 31, 2024 (including the Executive Director and any Assistant Director of the Business (collectively, the “Employees”). Except as described on Schedule 6.10, neither Seller, nor to Seller’s Knowledge, PEO, is a party to any employment contract or other written agreement with any Employee. Except as described on Schedule 6.10, Seller, PSLG, and to Seller’s Knowledge, PEO, have complied in all material respects with all laws and regulations dealing with employment of Employees. Except as otherwise set forth on Schedule 6.10, (i) neither Seller, PSLG nor to Seller’s knowledge, PEO, is a party to any collective bargaining agreement with respect to any Employees, and (ii) to Seller’s Knowledge, there have been no efforts to organize a collective bargaining agreement or any other type of union activity with respect to the employees of the Business within the three (3) years preceding the Effective Date. Neither Seller, PSLG nor, to Seller’s knowledge, PEO, has any material unresolved claim asserted in writing with any employee related to compensation, severance pay, vacation or pension benefits or discrimination.

Section 6.11 Seller Benefit Plans.

(a) Schedule 6.11 sets forth a complete list of each “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) regardless of whether such plan is subject to ERISA, and each bonus, deferred, or incentive compensation, stock purchase, stock option, severance, and termination pay plan or program (the “Plans”), that is maintained or contributed to by Seller, PSLG or PEO for the benefit of Employees or pursuant to which Seller or PSLG has any liability with respect to Employees (“Seller Plans”). With respect to each of the Seller Plans, Seller has or will make available to Purchaser (or will deliver to Purchaser prior to Closing) correct and complete copies of each of the following documents: (i) the Plans and related trust or other funding documents (including all amendments thereto), (ii) the most recent Form 5500 annual report, including all attachments thereto, filed with the Internal Revenue Service with respect to each such Plan, (iii) the most recent trust report, if any, prepared with respect to each such Plan, and (iv) the summary plan description prepared for each such Plan.

(b) Each Seller Plan has been administered and operated in material compliance with its terms and the applicable requirements of ERISA and the IRC, including the requirement to file an annual report. No Seller Plan is intended to be qualified under Section 401 of the IRC as a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or as a “multiple employer” plan (within the meaning of Section 4063 or 4064 of ERISA).

(c) Except as set forth on Schedule 6.11, there are no pending or, to Seller’s Knowledge, threatened claims of any Employees (or former employees who provided services to the Business) against or otherwise involving any of the Seller Plans (other than routine claims for benefits).

(d) There are no Employees or former employees who provided services to the Business, who are entitled to (i) any pension benefit that is unfunded, or (ii) any benefit to be paid after termination of employment other than required by Section 601 of ERISA, pursuant to a Seller Plan intending to be qualified under Section 401(a) of the IRC, or identified as providing a benefit described in this Section 6.11 or Schedule 6.11. Each Seller Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is either unfunded or funded through an insurance company contract. There is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement with respect to any such Seller Plan.

(e) Neither Seller, nor, to Seller’s Knowledge, any other person, including any fiduciary, has engaged in any “prohibited transaction” as defined in Section 4975 of the IRC or Section 406 of ERISA that could subject Seller, or any person whom Seller has an obligation to indemnify to any tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(f) Neither Seller nor PSLG has at any time (x) maintained, contributed to, or been required to contribute or had any liability (that has not been satisfied in full) to any Seller Plan subject to Title IV of ERISA, (y) incurred or expected to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA, or (z) incurred or expected to incur liability in connection with an “accumulated funding deficiency” within the meaning of Section 412 of the IRC, whether or not waived.

Section 6.12 Litigation. Except as described on Schedule 6.12, there is no material litigation, action, suit, or other proceeding currently pending, or to Seller’s Knowledge, threatened in writing against Seller or the Business, at law or in equity, or before any federal, state, municipal, local or other governmental or quasi-governmental authority, or before any arbitrator. To Seller’s Knowledge, there is no pending investigation of Seller or the Business by any governmental or quasi-governmental authority. Neither Seller nor the Business is subject to any judgment, injunction, order, writ or decree of any court or other governmental authority or agency relating specifically to Seller or to the ownership, operation or management of the Purchased Property or the operations of the Business. Other than regularly scheduled audits and reviews, no validation review, peer review or program integrity review related to the Business or the Seller has been conducted within the twelve months preceding the Effective Date by any entity, commission, board or agency in connection with any Permits and Licenses or federal or state health program, and no such reviews (other than regularly scheduled audits and reviews) of Seller or the Business are scheduled or pending).

Section 6.13 Compliance with Laws. Except as otherwise noted on Schedule 6.13 or in any inspection or survey report of any governmental authority made available to Purchaser, Seller is in compliance in all material respects with all applicable laws, rules or regulations in connection with its ownership, use, operation or management of the Purchased Property or the Business and has not received written notice of any violation from any applicable governmental authority which has not been cured as of the Effective Date.

Section 6.14 Financial Statements. Seller’s financial statements pertaining to the operations of the Business for the years ended December 31, 2022 and 2023 and for the six (6) month period ended June 30, 2024 are attached hereto as Schedule 6.14 (the “Financial Statements”) and, within twenty (20) days following the end of each calendar month ending following the Effective Date and prior to the Closing Date, Seller shall deliver to Purchaser a copy of Seller’s regular internal interim financial statements through the end of such calendar month (provided, that Seller shall deliver interim financial statements for the month ended July 31, 2024 within ten (10) days following the Effective Date). Except as otherwise set forth on Schedule 6.14, the Financial Statements have been prepared consistently throughout the periods indicated in accordance with generally accepted accounting principles and present fairly in all material respects the results of operations and financial condition of the Business for the respective periods indicated. To the best of Seller’s knowledge, Seller has no liabilities or obligations of a type required to be reflected on a balance sheet prepared in accordance with U.S. generally accepted accounting principles or footnotes thereto, except those liabilities or obligations which are (a) fully reflected or adequately reserved against in the Financial Statements, (b) disclosed in this Agreement or in the schedules hereto, (c) incurred in the ordinary course of business consistent with past practice from and after the date of the last Financial Statement, which in the aggregate are not material to Seller or (d) executory obligations under contracts, leases and Residency Agreements.

Section 6.15 Real Property. Seller has not received written notice of any zoning, land use or building code violation relative to the Real Property which has not been cured prior to the date hereof. Seller has received no written notice of, and has no other Knowledge of, pending, threatened or contemplated actions by any governmental authority or agency having the power of eminent domain, which might result in any part of the Real Property being taken by condemnation or conveyed in lieu thereof. To Seller’s Knowledge, there is no claim of adverse possession with respect to any part of the Real Property.

Section 6.16 Environmental Matters. Except as disclosed in Schedule 6.16, or in any environmental audit or inspection report made available by Seller to Purchaser or in any report by environmental consultants retained by Seller, to Seller’s Knowledge no areas exist on the Real Property where Hazardous Substances have been generated, disposed of, released, stored or found in violation of any Environmental Laws, and Seller has no Knowledge and has received no notice during Seller’s ownership and operation of the Real Property of the existence of any such areas for the generation, storage or disposal of any Hazardous Substances on the Real Property in violation of any Environmental Laws. Notwithstanding the generality of any of the other representations and warranties in this ARTICLE 6, this Section 6.16 contains the exclusive representations and warranties of Seller with respect to compliance with Environmental Laws and the presence or absence of Hazardous Substances.

Section 6.17 Brokers, Finders. Other than Newmark & Company Real Estate, Inc., whose commissions and other charges shall be the sole responsibility of Seller, Seller has not retained any broker or finder in connection with the transactions contemplated hereby that could give rise to any claim against Purchaser for any brokerage or finder’s commissions, fee, or similar compensation.

Section 6.18 FIRPTA. Seller is not a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto, and Purchaser has no obligation under Internal Revenue Code Section 1445 to withhold and pay over to the Internal Revenue Service any part of the amount realized by Seller in the transaction contemplated hereby (as such term is defined in the regulations issued under IRC Section 1445).

Section 6.19 Consent of Third Parties. Except as otherwise set forth on Schedule 6.19, no consent of any third party is required as a condition to the entering into, performance or delivery of this Agreement by Seller, other than such consents as would not, in any individual case or in the aggregate, have a material adverse effect upon Purchaser’s ability to complete the purchase of the Purchased Property and operate the Business in the manner in which it is currently being operated by Seller.

Section 6.20 No Governmental Approvals. To Seller’s Knowledge, except as set forth in Schedule 6.20, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Seller of this Agreement or the taking of any action contemplated by this Agreement, which has not been obtained. Notwithstanding the foregoing, Purchaser acknowledges that it has independently determined that compliance with the HSR Act is not applicable to the transactions set forth herein and that Seller makes no representation or warranty regarding HSR Act applicability or compliance.

Section 6.21 Affordable Housing Units. No bedroom or unit in the Real Property is leased or reserved for lease as an affordable housing unit or for low or moderate income residents pursuant to any requirements of any governmental authority with jurisdiction over the Business. The Business is not required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom or for low or moderate income residents pursuant to a presently existing agreement or requirement of law.

Section 6.22 Physical Condition.

To Seller’s Knowledge, the Real Property does not contain any material structural defects.

Section 6.23 No Medicare or Medicaid.

The Business has not now, or at any time in the past during Seller’s ownership has not, entered into any provider agreements with or otherwise been a provider, vendor or contractor under Medicaid, Medicare, or any other state or federal health care program. Seller is not a participant in any federal program whereby any governmental agency may have the right to recover funds by reason of the advance of federal funds.

Section 6.24 ADA Laws.

To the Seller’s Knowledge, the Facility was constructed in conformance in all material respects with the then applicable ADA Laws. To Seller’s Knowledge, the Facility does not have any current violations under the ADA Laws.

Section 6.25 Patriot Act.

Seller, Seller’s beneficial owners and any of Seller’s affiliates, that have or will have an interest in the transactions contemplated by this Agreement or in any property that is the subject matter of this Agreement or will participate, in any manner whatsoever, in the transactions contemplated herein: (i) are not a Prohibited Person (defined below); and (ii) shall be in full compliance with all applicable orders, rules, regulations and recommendations promulgated under or in connection with Executive Order No. 13224- Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001 (www.http://www.ustreas.gov/offices/enforcement/ofac/programs/terror/terror.pdf) (“Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“Patriot Act”).

The term “Prohibited Person” shall mean any person or entity: (A) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; (B) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order; (D) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (E) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control at its official website, www.treas.gov.ofac or at any replacement website or other replacement official publication of such list; or (F) who is an Affiliate of a person or entity listed above.

“Affiliate” for purposes of this Section 6.25 means, as to any person or entity, any other person or entity that, directly or indirectly, is in control of, is controlled by or is under common control with such person or entity or is a director or officer of such person or entity or of an Affiliate of such person or entity.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

Section 6.26 No Other Warranties. Except for the express representations and warranties of Seller contained in this ARTICLE 6 or in the Deed or Bill of Sale and Assignment and assignment and assumption of Assumed Liabilities, Purchaser acknowledges that Seller has not made, and Purchaser has not relied upon, any other representation or warranty, express or implied, with respect to Seller, the Business, the Purchased Property or the transactions contemplated herein. SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR WARRANTIES ARISING FROM CUSTOM AND PRACTICE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER SELLS, AND PURCHASER ACCEPTS, THE PURCHASED PROPERTY ON AN “AS IS, WHERE IS” BASIS.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 7.1 Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has the limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions and to perform its obligations contemplated by this Agreement. Purchaser is, or on or prior to the Closing will be, duly qualified to do business as a foreign limited liability company in the State of ___________.

Section 7.2 Execution and Delivery. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary limited liability company action of Purchaser. This Agreement constitutes, and all instruments required to be executed and delivered by Purchaser before or at the Closing will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms. All persons who have executed this Agreement on behalf of Purchaser have been duly authorized to do so by all necessary limited liability company action of Purchaser and all persons who execute instruments required to be executed and delivered by Purchaser before or at the Closing shall have been duly authorized to do so by all necessary limited liability company action of Purchaser. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(a) violate any provisions of the certificate of formation or limited liability company agreement of Purchaser;

(b) violate any contract or agreement relating to borrowed money, or any judgment, order, injunction, decree or award against, or binding upon Purchaser or upon the property or business of Purchaser, which violation would prevent, delay or materially hinder consummation of the transactions contemplated by this Agreement;

(c) violate any judgment, order, injunction, decree or award against, or binding upon, Purchaser; or

(d) result in any breach, violation, default or cancellation of any contract, agreement, mortgage, deed of trust , or lease to which Purchaser is a party or by which Seller is bound and that could have a material adverse effect upon Purchaser’s ability to consummate the transactions described herein.

Section 7.3 Consent of Third Parties. Except for the licenses and permits described in Schedule 7.3, no consent of any third party is required as a condition to the entering into, performance or delivery or this Agreement by Purchaser, other than such consents as would not, in any individual case or in the aggregate, have a material adverse effect upon Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 7.4 No Governmental Approvals. To Purchaser’s knowledge, except as described on Schedule 7.4, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the taking of any action contemplated by this Agreement, which has not been obtained. Notwithstanding the foregoing, Seller acknowledges that it has independently determined that compliance with the HSR Act is not applicable to the transactions set forth herein and that Purchaser makes no representation or warranty regarding HSR Act applicability or compliance.

Section 7.5 Financing. At Closing, Purchaser will have sufficient financial resources to complete the transactions contemplated hereby, and Purchaser hereby acknowledges that Purchaser’s obligations hereunder are not contingent upon Purchaser’s ability to obtain financing.

Section 7.6 Brokers, Finders. Purchaser has not retained any broker or finder in connection with the transactions contemplated hereby that could give rise to any valid claim against Seller for any brokerage or finder’s commission, fee, or similar compensation.

Section 7.7 Due Diligence; Limited Reliance. Purchaser acknowledges that in making its decision to complete the purchase of the Purchased Property and the transactions contemplated hereunder, Purchaser has relied and will rely solely upon (i) the representations and warranties of Seller contained in ARTICLE 6, the Deed and the Bill of Sale and Assignment and the assignment and assumption of the Assumed Liabilities and (ii) the results of Purchaser’s own due diligence investigation. Except for the foregoing, Purchaser acknowledges that neither Seller, nor anyone purporting to act on its behalf has made, and Purchaser has not relied upon, any representations, warranties, promises or assurances of any kind, written or oral, regarding the Purchased Property, the Business or the transactions contemplated hereunder.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Indemnification by Seller. Following the Closing, Seller shall indemnify, hold harmless and defend Purchaser and its affiliates and their respective members, partners, directors, officers, employees, agents, successors and assigns (the “Purchaser Indemnified Parties”) from and against any and all losses, damages, costs, expenses, liabilities and obligations of any kind, including, without limitation, reasonable attorneys’ fees and expenses (collectively, “Losses”) which any Purchaser Indemnified Party may suffer or incur, or become subject to, as a result of or in connection with:

(a) any breach or inaccuracy of any of the representations and warranties made by Seller in this Agreement;

(b) any failure by Seller to carry out, perform, satisfy and discharge any of its covenants or agreements to be performed following Closing under this Agreement;

(c) the Excluded Liabilities; or

(d) any federal, state, or local income, payroll, sales and use, ad valorem or other taxes payable by Seller or for which Seller is liable in connection with any period on or prior to the Closing Date, and any interest or penalties thereon.

Section 8.2 Indemnification by Purchaser. Following the Closing, Purchaser shall indemnify and hold harmless Seller and its affiliates and their respective members, partners, directors, officers, employees, and agents (the “Seller Indemnified Parties”) from and against, and reimburse Seller and any Seller Indemnified Parties for, any and all Losses which any Seller Indemnified Party may suffer or incur, or become subject to, as a result of or in connection with:

(a) any breach or inaccuracy of any representations and warranties made by Purchaser in this Agreement;

(b) any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants or agreements to be performed following Closing under this Agreement;

(c) the Assumed Liabilities; or

(d) any federal, state, or local income, payroll, sales and use, ad valorem or other taxes payable by Seller or for which Purchaser is liable in connection with any period following the Closing Date, and any interest or penalties thereon.

Section 8.3 Indemnification Limits; Survival; Holdback; Guaranty.

(a) The Purchaser Indemnified Parties shall not be entitled to any indemnification from Seller under Section 8.1(a) unless and until the aggregate amount of indemnifiable claims of Purchaser Indemnified Parities under this Agreement exceeds $35,000 (the “Seller Threshold”), at which point Seller shall be liable only for Losses under Section 8.1(a) in excess of the Seller Threshold. Seller’s liability for indemnification under Section 8.1(a) shall not in any case exceed ___________ and 00/100 U.S. Dollars ($___________) (the “Indemnification Cap”); provided, however, that neither the Seller Threshold nor the Indemnification Cap shall apply in the case of: (i) Losses resulting from Fraud on the part of Seller; (ii) any claims arising under Section 8.1(a) with respect to the representations and warranties contained in Section 6.1, Section 6.2, Section 6.5(a), or Section 6.17 or (iii) any claims arising under Section 8.1(b), Section 8.1(c) or Section 8.1(d). In no event shall Seller’s aggregate liability pursuant to Section 8.1 exceed the Purchase Price. All of Seller’s representations and warranties under this Agreement shall survive for a period of one (1) year following the Closing Date (the “Indemnity Period”). Purchaser’s right to make any claim for indemnification against Seller under Section 8.1(a) and (c) shall expire at the end of the Indemnity Period; provided, however, that (i) any claim for which Purchaser has given written notice prior to expiration of the Indemnity Period shall survive until finally adjudicated; and further provided that (x) Purchaser’s right to make any claim for indemnification pursuant to Section 8.1(b) shall survive until one (1) year following the date on which such covenant or agreement was to be performed by Seller (or, if the date for performance is not specified, until expiration of the statutes of limitation for enforcement of such covenant or agreement); and (y) Purchaser’s right to make any claim for indemnification against Seller under Section 8.1(d) shall survive for the applicable statute of limitations period for collection of the applicable tax.

(b) Seller Indemnified Parties shall not be entitled to any indemnification from Purchaser under Section 8.2(a) unless and until the aggregate amount of indemnifiable claims of Seller Indemnified Parties under this Agreement, exceeds $35,000 (the “Purchaser Threshold”), at which point Purchaser shall be liable only for Losses under Section 8.2(a) in excess of the Purchaser Threshold. Purchaser’s liability for indemnification under Section 8.2(a) and Section 8.2(b) shall not in any case exceed ___________ and 00/100 U.S. Dollars ($___________) (the “Purchaser Indemnification Cap”); provided, however, that neither the Purchaser Threshold nor the Purchaser Indemnification Cap shall apply in the case of: (i) Losses resulting from Fraud on the part of Purchaser; (ii) any claims arising under Section 8.2(a) with respect to the representations and warranties contained in Sections 7.1, 7.2, and 7.6 or (iii) any claims arising under Section 8.2(c) or Section 8.2(d). In no event shall Purchaser’s aggregate liability pursuant to Section 8.2 exceed the Purchase Price. All of Purchaser’s representations and warranties under this Agreement shall survive until expiration of the Indemnity Period. Seller’s right to make any claim for indemnification against Purchaser under Section 8.2(a) and Section 8.2(c) shall expire at the end of the Indemnity Period; provided, however, that any claim for which Seller has given written notice prior to expiration of the Indemnity Period shall survive until finally adjudicated; provided further that (x) Seller’s right to make any claim for indemnification pursuant to Section 8.2(b) shall survive until one (1) year following the date on which such covenant or agreement was to be performed by Purchaser (or, if the date for performance is not specified, until expiration of the statutes of limitation for enforcement of such covenant or agreement) and (y) Seller’s right to make any claim for indemnification pursuant to Section 8.2(d) shall survive for the applicable statute of limitations period for collection of the applicable tax.

(c) Any payments made pursuant to ARTICLE 8 of this Agreement shall be treated as purchase price adjustment for income tax purposes.

(d) To fund any potential claims for Seller’s indemnification obligations under the Section 8.1, Seller shall open an escrow (the “Indemnity Escrow”) and Title Company shall hold back at Closing for a period of eighteen (18) months after the Closing Date a portion of the Purchase Price equal to ___________ and 65/100 U.S. Dollars ($___________) (the “Indemnity Escrow Amount”) which Indemnity Escrow Amount shall be held by Title Company in an interest bearing account. The Indemnity Escrow Amount, together with all interest earned thereon, is thereinafter refer to as the “Indemnity Amount.” The Indemnity Amount shall be disbursed by Title Company in accordance with the terms of a Holdback Escrow Agreement in the form attached hereto as Exhibit I to be executed at Closing.

(e) Any potential claim for Seller’s indemnification obligations under Section 8.1 in excess of the Indemnity Escrow up to the Indemnification Cap, shall be guaranteed by Batson Cook Development Company and Kyle Diekmann pursuant to a Limited Guarantee in the form attached hereto as Exhibit H.

Section 8.4 Procedures Regarding Third Party Claims. The procedures to be followed by Purchaser and Seller with respect to indemnification hereunder regarding claims by third parties shall be as follows:

(a) Promptly after receipt by Purchaser or Seller, as the case may be, of notice of the commencement of any action or proceeding or the assertion of any claim by a third person, which the party receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such person (the “Indemnified Party”) shall give notice of such action, proceeding or claim to the party against whom indemnification is sought (the “Indemnifying Party”), setting forth in reasonable detail the nature of such action or claim, including copies of any written correspondence from such third person to such Indemnified Party.

(b) The Indemnifying Party shall be entitled, at its own expense, to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in such defense after such assumption at the Indemnified Party’s own expense. Upon assuming such defense, the Indemnifying Party shall have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; provided that such settlement is paid in full by the Indemnifying Party and includes an unconditional release of the Indemnified Party.

(c) With respect to any action, proceeding or claim as to which the Indemnifying Party shall not have exercised its right to assume the defense, the Indemnified Party may assume and control the defense of and contest such action, proceeding or claim with counsel chosen by it and at the expense of the Indemnifying Party. The Indemnifying Party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The Indemnified Party shall have full rights to dispose of such action and enter into any monetary compromise or settlement at the expense of the Indemnifying Party.

(d) Both the Indemnifying Party and the Indemnified Party shall cooperate fully with one another in connection with the defense, compromise or settlement of any such claim, proceeding or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

Section 8.5 General Qualifications on Indemnification. Notwithstanding any provision to the contrary, the indemnification rights set forth in Section 8.1 and Section 8.2 shall be subject to the following:

(a) The liability of an Indemnifying Party with respect to any indemnification claim shall be reduced by the amount of any tax benefit actually realized or any insurance proceeds received by Indemnified Party as a result of any damages (net of any deductible, expense of collection or retro premium increase directly attributable to the underlying claim), upon which such claim is based, and shall include any tax detriment actually suffered by the Indemnified Party as a result of such damages. The amount of such tax benefit or detriment shall be determined by taking into account the effect, if any, and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such damages.

(b) Losses shall include actual damages and shall not include any special, punitive, multiplied or consequential damages, or lost profits, except to the extent the same are included in a third-party judgment against the Indemnified Party.

(c) Upon payment in full of any indemnification claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any person or entity with respect to the subject matter of such indemnification claim.

(d) An Indemnified Party may not recover for any losses otherwise indemnifiable under Section 8.1(a) or Section 8.2(a), if such Indemnified Party had actual knowledge prior to Closing of the breach, inaccuracy or failure giving rise to such losses.

(e) An Indemnifying Party shall be relieved of its duty to indemnify an Indemnified Party hereunder if and to the extent the Indemnified Party fails to use commercially reasonable efforts in good faith to mitigate its damages, including, but not limited to, failure to give timely notice to its insurance carriers and to pursue recovery under applicable policies of insurance.

Section 8.6 Exclusivity. Following the Closing, the right to receive indemnification under this ARTICLE 8 shall be the sole and exclusive remedy of Purchaser or Seller for monetary damages of any kind with respect to this Agreement (including any certificate certifying compliance with, or the truth or accuracy of, any provision of this Agreement) or conduct otherwise relating to the negotiation and consummation of the purchase and sale of the Purchased Property and Business hereunder; provided, however, that the foregoing shall not apply to any action to recover Losses resulting from Fraud brought against the party who committed such Fraud.

Section 8.7 Effective Upon Closing. The provisions of this ARTICLE 8 shall become effective upon completion of the Closing and shall have no force and effect prior to the Closing or if this Agreement is terminated prior to Closing.

ARTICLE 9

Termination

This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing as follows:

(a) by mutual agreement of Seller and Purchaser;

(b) by Purchaser, as and to the extent permitted pursuant to Section 2.4(c), Section 4.9, Section 5.6(b), Section 10.11 and Section 10.12.

(c) by Seller, as and to the extent permitted pursuant to Section 5.6(a);

(d) automatically upon termination of any other Portfolio Agreement, as described in Section 5.6(c).

(e) by Seller or Purchaser, if a court of competent jurisdiction or other governmental agency shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable.

Upon termination of this Agreement prior to Closing, except as otherwise expressly provided herein, the parties shall have no further liability hereunder except that the Confidentiality Agreement shall survive according to its terms as provided in Section 4.4 and the following provisions shall survive any such termination: Section 4.5(a), Section 10.2, Section 10.5, Section 10.7, and Section 10.13, as well as any other provision which by its express terms survives termination of this Agreement

ARTICLE 10

MISCELLANEOUS

Section 10.1 Access to Books and Records after Closing. Following the Closing, Purchaser shall give Seller or its authorized representatives access, during normal business hours and upon prior notice, to such books and records constituting or relating to the Purchased Property as shall be reasonably requested by Seller in connection with the preparation and filing of the party’s tax returns, to comply with regulatory requirements, to defend or discharge the Excluded Liabilities, or for any other valid business purpose, and to make extracts and copies of such books and records. Purchaser agrees to retain all such books and records included as part of the Purchased Property for at least six (6) years following the Closing Date, and thereafter agrees to notify Seller before destroying or discarding such records and provide Seller a reasonable opportunity to take or copy such books and records.

Section 10.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the date of delivery by FedEx or similar overnight courier, as evidenced by a receipt or tracking records or (iii) on the on the date of delivery (or refusal of delivery), as evidenced by return receipt, if mailed by certified U.S. mail, return receipt requested, postage prepaid and properly addressed, in each case to the party as follows:

If to Purchaser:	c/o Sonida Senior Living, Inc. 14755 Preston Road, Suite 810 Dallas, Texas 75254 attn.: Brandon M. Ribar Email: [Redacted]

and	c/o Sonida Senior Living, Inc. 14755 Preston Road, Suite 810 Dallas, Texas 75254 attn.: David R. Brickman Email: [Redacted]

With a copy (which will not constitute notice) to:

Winston W. Walp II Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 Email: [Redacted]

If to Seller:	c/o PSLG, LLC 5665 Atlanta Highway Suite 102B-361 Alpharetta, GA 30004 Attn: Kyle Diekmann Email: [Redacted]

and	c/o Batson Cook Development Company 3400 Overton Park Drive, Suite 100 Atlanta GA 30339 Attn: Mike Hood Email: [Redacted]

With copies (which will not constitute notice) to:	c/o Batson Cook Development Company 3400 Overton Park Drive, Suite 100 Atlanta GA 30339 Attn: G. Gardiner Thompson; J. Littleton Glover, Jr. Emails: [Redacted]; [Redacted]

With a copy (which will not constitute notice) to:	John H. Spillman Smith, Gambrell & Russell, LLP 1105 W. Peachtree St. NE Suite 1000 Atlanta, GA 30309 Email: [Redacted]

Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner herein provided for giving notice.

Section 10.3 Good Faith; Cooperation. The parties shall in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with its terms. The parties shall cooperate fully with each other and their respective representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement.

Section 10.4 Assignment; Exchange Cooperation; Successors in Interest. Neither Purchaser nor Seller may assign any of their respective rights hereunder, except with the prior written consent of the other (which shall not be unreasonably withheld or delayed); provided, however, that prior to the Closing Purchaser may assign its rights under this Agreement to any entity (or entities) that controls, is controlled by or is under common control with, Purchaser, provided no such assignment shall relieve Purchaser of any of its obligations hereunder. This Agreement is binding upon the parties and their respective successors or assigns and inures to the benefit of the parties and their permitted successors and assigns.

Section 10.5 No Third Party Beneficiaries; No Recourse to Non-Parties. The parties do not intend to confer any benefit under this Agreement on anyone other than the parties, and nothing contained in this Agreement shall be deemed to confer any such benefit on any other person, including any current or former employee or agent of Seller or any dependent or beneficiary of any of them. Notwithstanding anything in this Agreement to the contrary, this Agreement may be enforced only against, and any action, litigation, suit or other proceeding based upon, arising out of or related to this Agreement, the documents to be executed and delivered hereunder or the transactions contemplated herein or therein may be brought only against, the entities named as parties hereto or thereto, and then only with respect to the specific obligations set forth in such agreement with respect to such party, and no equityholder, member, partner, shareholder, manager, general partner, officer, director, employee, agent, attorney or other representative of such party shall have any liability (whether in contract or tort, at law or in equity or otherwise), or based upon any theory that seeks to impose liability on of an entity party against its owners or affiliates for any one or more representations, warranties, covenants, agreements or other obligations or liabilities of such named party hereto or to such other documents executed and delivered in connection with this Agreement or the transactions contemplated herein.

Section 10.6 Severability. Any determination by any court of competent jurisdiction of the invalidity of any provision of this Agreement that is not essential to accomplishing its purposes shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as to be valid under applicable law.

Section 10.7 Entire Agreement. This Agreement, together with the other agreements and instruments to be delivered at Closing hereunder, constitutes the entire agreement of the parties and supersedes all prior agreements, representations, promises or understandings, written or oral, between the parties with respect to the subject matter hereof. However, this Agreement does not supersede the Confidentiality Agreement if this Agreement is terminated before the Closing occurs. This Agreement may not be amended except in writing signed by the authorized representatives of both parties.

Section 10.8 Controlling Law; Integration; Amendment; Waiver.

(a) This Agreement shall be governed by and construed in accordance with the laws and case decisions of the State in which the Real Property is located applicable to contracts made and to be performed therein.

(b) This Agreement and the other contracts, documents and instruments to be delivered pursuant to this Agreement supersede all prior negotiations, agreements, information memoranda, letters of intent and understandings between the parties with respect to their subject matter, whether written or oral, constitute the entire agreement of the parties with respect to their subject matter, and may not be altered or amended except in writing signed by Purchaser and Seller. Neither of the parties has made or relied upon any representation, warranty or assurances in connection with the transactions contemplated hereunder other than those expressly made herein.

(c) The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce the same, and no waiver by any party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

Section 10.9 Time. Time is of the essence with respect to this Agreement.

Section 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement may be executed by counterpart signatures and all counterpart signature pages shall constitute a part of this Agreement. Delivery of a counterpart hereof via facsimile transmission or by electronic mail transmission, including but not limited to an Adobe file format document (also known as a PDF file), shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.11 Eminent Domain - Condemnation. If, prior to Closing, all or portion of Real Property comprising at least 10 percent (10%) of the Real Property sufficient to have an adverse effect upon the value of the Purchased Property or the operations of the Business is subject to an eminent domain or condemnation proceeding, Seller, immediately upon learning thereof, shall give written notice to Purchaser. Thereafter, Purchaser shall have a period of thirty (30) days (or until the date preceding the Scheduled Closing Date, if earlier than the expiration of such 30 day period) within which to elect, by written notice to Seller, to terminate this Agreement. Upon such termination, all Earnest Money made pursuant to the Agreement shall be returned to Purchaser, and the Agreement shall become null and void. If no such election is timely made, Purchaser shall be deemed to have waived its rights under this paragraph, except that, if the transaction contemplated hereby closes, Purchaser shall be entitled to the proceeds or the right to negotiate, settle and collect the proceeds of such condemnation award, and Seller shall execute and deliver all documents reasonably requested of Seller in order to effectuate this section.

Section 10.12 Risk Of Loss. Seller assumes all risks and liability for loss, damage, destruction or injury by fire, storm, accident or any other casualty to the Real Property from all causes until the Closing has been consummated. In the event of any damage or destruction prior to Closing with an estimated repair cost of greater than One Hundred Thousand and No/100 U.S. Dollars ($100,000), Purchaser shall have the option exercisable by written notice to Seller within thirty (30) days after Purchaser is notified of such casualty (or until the date preceding the Scheduled Closing Date, if earlier than the expiration of such 30 day period), to terminate this Agreement by notice thereof to Seller, in which case the parties shall have no further rights or obligations under the Agreement and all Earnest Money shall be returned to Purchaser; or Purchaser may elect to close this transaction and, in such event Purchaser shall be entitled to receive the full amount of any proceeds of such insurance payable on account of loss, damage or destruction after the date hereof and Seller shall be liable for the payment to Purchaser of all deductibles under applicable insurance policies. Seller covenants to execute such assignments, drafts and other instruments as may be required to effectuate this section.

Section 10.13 Attorneys’ Fees. In the event either party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, “prevailing party” shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought.

Section 10.14 SEC Requirements.

Upon Purchaser’s request, before Closing and for a period of three (3) years after Closing, Seller shall make the Financial Statements, and any underlying financial data associated therewith in the possession or control of Seller available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, at Purchaser’s expense. Seller shall timely provide Purchaser, but without third-party expense to Seller, with copies of, or access to, such factual information as may be reasonably requested by Purchaser and in the possession or control of Seller, to enable Sonida Senior Living, Inc. to file a registration statement, a Form 8-K and any other securities filing, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”).

Section 10.15 Non-Competition.

Seller hereby covenants not to, and not to allow any of its Affiliates (as defined in Section 6.25) to (i) for a period of three (3) years following the Closing Date, directly or indirectly, own, develop, operate, manage or invest in (other than a less than 10% ownership passive investment) a senior housing facility within ten miles of the Business; or (ii) employ or solicit for employment, for a period of two (2) years after the Closing Date, any executive director, department head, supervisory personnel, or any individual from the marketing and sales department at the Business who was a Hired Employee; provided, however, the foregoing shall not apply to restrict any general solicitations or advertising not targeted specifically at Hired Employee and shall not restrict Seller from hiring any such Hired Employee whose employment was terminated by Purchaser (but not employment terminated by the Hired Employee).

[Signatures commence on the following page. ]

IN WITNESS WHEREOF, each of the parties hereto has signed and sealed this Agreement as of the day and year first above written.

SELLER:

___________ LLC,
a Georgia limited liability company

By: Principal Senior Living Partners II, LLC
Its Authorized Member

By: Principal Senior Living Group, LLC, its Sole Manager

By:
Name: Kyle Diekmann Title: Authorized Member

PURCHASER:

SONIDA ___________, LLC, a Delaware limited liability company

By:
Name: Brandon M. Ribar Title: President

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

EXHIBIT A

List of All Portfolio Sellers, Portfolio Purchase Agreements and Portfolio Properties

Portfolio Seller	Purchase Agreement	Property
Narcoossee SLP LLC	Asset Purchase Agreement, dated August 12, 2024, by and between Narcoossee SLP LLC, a Georgia limited liability company and Sonida St. Cloud, LLC, a Delaware limited liability company.	Benton House of Narcoossee

Florence SLP, LLC	Asset Purchase Agreement, dated August 12, 2024, by and between Florence SLP, LLC, a Georgia limited liability company and Sonida Florence, LLC, a Delaware limited liability company.	Benton House of Florence

Bluffton SLP LLC	Asset Purchase Agreement, dated August 12, 2024, by and between Bluffton SLP LLC, a Georgia limited liability company and Sonida Bluffton, LLC, a Delaware limited liability company.	Benton House of Bluffton

West Ashley SLP LLC	Asset Purchase Agreement, dated August 12, 2024, by and between West Ashley SLP, LLC, a Georgia limited liability company and Sonida Charleston, LLC, a Delaware limited liability company.	Benton House of West Ashley

St. Johns SLP, LLC	Asset Purchase Agreement, dated August 12, 2024, by and between St. Johns SLP, LLC, a Georgia limited liability company and Sonida St. Augustine, LLC, a Delaware limited liability company.	Benton House of St. Johns

Port Orange SLP LLC	Asset Purchase Agreement, dated August 12, 2024, by and between Port Orange SLP LLC, a Georgia limited liability company and Sonida Port Orange, LLC, a Delaware limited liability company.	Benton House of Port Orange

Oviedo SLP LLC	Asset Purchase Agreement, dated August 12, 2024, by and between Oviedo SLP LLC, a Georgia limited liability company and Sonida Oviedo, LLC, a Delaware limited liability company.	Benton House of Oviedo

Oakleaf SLP, LLC	Asset Purchase Agreement, dated August 12, 2024, by and between Oakleaf SLP LLC, a Georgia limited liability company and Sonida Jacksonville, LLC, a Delaware limited liability company.	Benton House of Oakleaf

EXHIBIT B

Intentionally Left Blank

[ See attached. ]

EXHIBIT C

Escrow Agreement

[ See attached. ]

EXHIBIT D

Deed

[ See attached. ]

EXHIBIT E

Bill of Sale and Assignment

[ See attached. ]

EXHIBIT F

Owner’s Affidavit

[ See attached. ]

EXHIBIT G

Assumption Agreement

[ See attached. ]

EXHIBIT H

Form of Limited Guaranty

[ See attached. ]

EXHIBIT I

Holdback Escrow Agreement

[ See attached. ]